Exhibit 10.33

Certain portions of this Exhibit have been redacted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with “[***]” to indicate where redactions have been made. The marked information has been redacted because it is both (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Dear

UniCredit S.p.A.

Area Commerciale Milano Gae Aulenti

Lombardy Region

Via G.B. Pirelli 32

20124 Milan

To the kind attention of: Francesco Galuppo

Milan, 27 July 2017

Dear Sirs:

Re: Loan Agreement - Acceptance

we have received your proposal for a loan agreement, the contents of which we reproduce in full, signifying our full and unconditional acceptance of its terms and conditions.

*** *** ***

“Dear

Ubiquity S.r.l.

Via Teodosio 65

20131 Milan

To the kind attention of: Dario Leopoldo Calogero

Milan, 27 July 2017

Dear Sirs:

Re: Loan Agreement - Proposal

following our recent conversations, we hereby propose to enter into a loan agreement under the terms and conditions set out below.

*** *** ***

LOAN AGREEMENT

BETWEEN

(1)

Ubiquity S.r.l., a company incorporated under Italian law, with registered office at Via Teodosio 65, Milan, fully paid-up share capital of 77,727.27 Euros, tax code and registration number with the Milan Register of Companies No. 12716960153 (hereinafter, the “Borrower”);

and

(2)

UniCredit S.p.A., with registered office in Rome, Via Alessandro Specchi 16, and head office in Milan, Piazza Gae Aulenti 3 - Torre A, share capital euros 20,846,893,436.94, VAT number, tax code, VAT number and registration number with the Rome Companies’ Register 00348170101, a member of the Interbank Deposit Protection Fund and the National Guarantee Fund, registered with the Register of Banks and Parent Bank of the UniCredit Banking Group, registered with the Register of Banking Groups at No. 2008.1 (hereinafter “UniCredit” or, as the case may be, the “Initial Lender”).

ARTICLE I - ANNEXES AND DEFINITIONS

1.1

Definitions: In addition to the terms defined elsewhere in this Agreement, the definitions of which are however repeated in this Article 1.1(Definitions) of this Agreement for the sake of completeness, the terms listed below have the meaning set forth below for each of them:

“Subordination Agreement” means a debt subordination clause or agreement in favour of the Lenders, to be entered into among (i) any of the Borrower’s Shareholders who makes a Shareholder Loan in favour of the Borrower, (ii) the Lender and (iii) the Borrower itself, with clauses to the reasonable satisfaction of the Lender.

“Acquisition” means the acquisition by the Borrower of the Shareholding.

“Permitted Acquisitions” means, provided they are made under market terms and conditions:

(i)	the Acquisition;

(ii)	acquisitions of assets instrumental to the conduct of ordinary business (other than equity investments into companies, businesses, business branches and Property); and

(iii)	acquisitions of majority shareholdings in joint stock companies, in businesses or business branches, provided that the following conditions are met:

(a)

the company or business, or business being acquired carries out its activities in the same sector in which the Group operates, or in a sector substantially similar to, or in any case complementary to that in which it operates;

(b)	no Acceleration Event, Potential Acceleration Event or Significant Prejudicial Event is in existence or occurs as a result of the completion of the Acquisition;

(c)

they are made for a consideration exclusively in money, agreed at market prices for amounts (considering any tax, cost or expense, as well as any deferred payment, earn-out, indemnity, commission, Financial Indebtedness shouldered for the acquisition, or which, subsequent to the acquisition, remains in the asset acquired or is taken over) not exceeding Euros 500,000.00, in total or individually, for each financial year and, in any case, Euros 3,000,000.00 for the entire duration of the Loan; where the consideration exceeds, in total or individually, the amounts indicated above, the Borrower shall request the prior consent of the Lender, which shall not be unreasonably denied;

(d)	at least 5 (five) Business Days before the Borrower undertakes in a binding manner to carry out the proposed acquisition or investment, the Borrower’s Chief Executive Officer:

a.

certifies in writing to the Lender that, by consolidating on a pro forma basis in the relevant consolidated financial statements of the Group the financial statements of the company, business or business branch being acquired (in turn consolidated with the relevant subsidiaries, if applicable) for the Reference Period in progress at the time such certification is to be delivered with that of the Group, compliance with the Financial Parameters referred to in Article 12.1 (Financial Obligations) until the Reference Date immediately following the date on which the consideration for the acquisition is expected to be paid;

b.	provides the Lender with calculations that, in the reasonable opinion of the Lender, demonstrate with sufficient precision the basis for calculating the certification referred to in paragraph a.

“Affiliate” means, with reference to a subject, any Entity that (i) directly and/or indirectly, is controlled by such subject (each of them “Controlled Entity”); and/or (ii) controls, directly and/or indirectly, such subject (each of them “Controlling Entity”); and/or (iii) any Entity which, in turn, directly and/or indirectly, is controlled by the Controlling Entity and/or controls, directly and/or indirectly, the Controlled Entity and/or; (iv) any person which has a shareholding or co-interest in any of the Entities indicated above and/or which is invested into by any of these Entities.

“Equity contribution” means the payment of money made by the relevant shareholders to an entity in the form of a capital increase, with or without a share premium, an advance on a future capital increase, a non-repayable payment, a similar contribution of equity, a capital contribution.

“Statement of Compliance” means a declaration substantially in the form set out in Annex A (Statement of Compliance) to this Agreement, to be delivered pursuant to Article 11.3 (Statement of Compliance).

“Permitted Assignment Actions” means assignment actions, carried out under normal market conditions:

(i)	concerning assets of a Group company transferred as part of its ordinary commercial activity (excluding in any case shareholdings, financial instruments, companies or business units);

(ii)

concerning operational assets (excluding in any case shareholdings, financial instruments, companies or business units) which have become obsolete or superfluous and which are replaced within the next 6 (six) months by assets which are functionally similar and of no lower technological level;

(iii)	arising from the Eligible Constraints;

(iv)	carried out with the prior written consent of the Lender;

(v)

having as their object an asset of the Group whose market value individually considered, or accumulated with that of all the assets subject to assignment actions carried out during the same financial year in which such asset is subject to assignment, is not higher than Euros 1,000,000.00 (one million/00) per financial year.

“Authorisation” means the authorisation by the Department of Telecommunication, Ministry of Information Technology, of the Government of the Republic of India to acquire the Shareholding, under the terms of the Acquisition Agreement.

“Qualified Bank” means:

(i)	a bank which is resident in Italy for income tax purposes and which does not act for the purposes of this Agreement through a permanent establishment located outside Italy; or

(ii)

a subsidiary, operating branch or payment office located in Italy of a bank not resident in Italy for income tax purposes, in respect of which the interest payments made by the Borrower qualify as business income within the meaning of Article 152(2) of the TUIR [Italian Consolidated Law on Income Tax], or

(iii)

a person in respect of whom the withholding tax exemption referred to in Article 26(5-bis) of Presidential Decree No. 600 of 29 September 1976 is applicable with regard to payments received in relation to the Loan, or

(iv)

a bank or other person which is a resident for tax purposes in a State or territory which has entered into a prevention of double taxation treaty with Italy, under which any payment received in respect of the Loan is subject to a withholding tax of zero and which is entitled to benefit from such treaty.

“Original Financial Statements” means (i) the financial statements of the Borrower for the financial year ending 31 December 2015, certified by the independent auditors; (ii) the interim financial statements of the Borrower for the six months ending on 30 June 2016; and (iii) the financial statements for the financial year ending 31 March 2016.

“Business Plan” means (i) the business plan of the Borrower drawn up at a consolidated level, considering the Borrower and the companies of the Group and (ii) the Target business plan , delivered to the Lender prior to the Date of Signature.

“Change of Control” means the occurrence of one or more of the following events:

(a)

the Shareholders of the Borrower cease to have jointly the full, uncontested, exclusive and direct ownership of shares representing at least 60.5% of the share capital of the Borrower and of the relevant voting rights in the shareholders’ meetings of the Borrower; and/or

(b)

until 30 (thirty) Business Days from the Date of the Authorisation, the Borrower ceases to be the full, uncontested, exclusive and direct owner of shares representing at least 49% of the share capital of Target and the connected voting rights at the shareholders meetings of Target and, after 30 (thirty) Business Days from the Date of the Authorisation, the Borrower ceases to have full, uncontested, exclusive and direct ownership of shares representing at least 51% of the share capital of Target and the connected voting rights in the shareholders meetings of Target.

“Arrangement and Underwriting Fee”, “Non-Use Fees”, and “Fees” have the meaning assigned to them by Article 16.1 (Loan Fees).

“Current Account” means current account [***] opened by the Borrower at UniCredit S.p.A., Milan Loreto branch, Piazzale Loreto 7/9, 20131 Milan.

“Seller Current Account” means the following current accounts opened by the Sellers at HSBC, branch at 7 Mahatma Gandhi Road, Bangalore 560001, India:

(i)	[***];

(ii)	[***];

(iii)	[***];

(iv)	[***];

(v)	[***].

“Hedging Agreements” means any hedging agreements entered into pursuant to and in accordance with the provisions of Article 13.1.12 (Hedging Agreements - Right to match).

“Agreement” means this loan agreement, its preamble and any annexes thereto, as may be amended and/or supplemented.

“Acquisition Agreement” means the acquisition agreement signed between the Sellers, the Borrower and Target on 15 October 2016, as amended on 6 July 2017, governing the Acquisition and its terms and conditions.

“Total Consideration” means jointly, pursuant to this Agreement, the Initial Consideration and the Second Shareholding Consideration.

“Initial Consideration” means the amount of [***] paid by the Borrower to the Sellers in relation to the First Shareholding, which may be paid alternatively as follows:

(i)	entirely on the Date of First Closing in relation to the First Shareholding; or

(ii)	if, on the Date of First Closing, no Authorisation has been obtained by the Borrower, in two instalments, as follows

(a)	the first one, equal to [***] on the Date of First Closing in connection with the First Initial Shareholding (the “Initial Consideration First Instalment”); and

(b)	the second one, equal to [***], within 30 (thirty) Working Days from the Date of Authorisation in relation to the First Additional Shareholding (the “Initial Consideration First Instalment”).

“Second Shareholding Consideration” means the amount determined pursuant to the Acquisition Agreement, equal to approximately [***], subject to the adjustments provided for under the terms and conditions of the Acquisition Agreement, to be paid on the Date of Second Closing by the Borrower to the Sellers in relation to the Second Shareholding.

“Reimbursement Costs” means the costs incurred by the Lender as a result of the repayment (in part or in full) of an Advance on a date which does not coincide with a Expiry Date. Such Reimbursement Costs are hereby contractually determined by the parties in an amount equal to any difference between (i) the amount of additional interest, net of the Margin and increased by the cost of funding, borne by the Lender, in addition to that relating to the EURIBOR for the period, which, pursuant to this Agreement, should have been paid by the Borrower on the amount repaid if it had been repaid on the immediately following Final Expiry Date and (ii) the amount of interest which the Lender could have received, in the period from the 1st (first) Business Day from the time of repayment until the next following Final Expiry Date, the amount repaid in advance being deposited with a major bank in Milan.

“CRR” means Regulation (EU) No. 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms.

“CRD IV” means Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 relating to the taking up and pursuit of the business of credit institutions and the prudential supervision of credit institutions and investment firms.

“Authorisation Date” means the date on which the Borrower obtains the Authorisation.

“Date of Signature” means the date of entering into this Agreement.

“Interest Payment Date” means the last Business Day of each Interest Period.

“First Closing Date” means the date on which the Borrower will complete the Acquisition of the First Shareholding or the First Initial Shareholding, in accordance with the provisions of the Acquisition Agreement.

“Reference date” means 31 December of each calendar year.

“Repayment Date of the Capital” means each date falling at the end of a quarter ending on 31 January, 30 April, 31 July and 31 October of each year in which a portion of the Amount of Credit Line A and/or Credit Line B is to be repaid by the Borrower pursuant to Article VI (Repayment of the Loan).

“Voluntary Repayment Date” has the meaning given to that term in Article 7.1.1(ii) of this Agreement.

“Final Expiry Date” means:

(A)	for Credit Line A, 31 July 2022;

(B)	for Credit Line B, the first between (i) 31 July 2023 and (ii) the date falling due 5 years after the Date of Use of Credit Line B.

“Second Closing Date” means the date on which the Borrower will complete the Acquisition of the Second Shareholding, in accordance with the provisions of the Acquisition Agreement.

“Date of Use” means the date indicated by the Borrower in the relevant Request for Use for the provision of an Amount under the Loan.

“Verification Date” means the earliest between (i) the date on which the Borrower delivers to the Lender, pursuant to Article 11.2 (Financial Statements) of this Agreement, the Borrower’s consolidated annual financial statements and the related Statement of Compliance, and (ii) the 120th day following the end of the financial year to which such financial statements relate.

“Significant Hedging Derivatives” means (i) each of the currency risk hedging contracts for payments in rupees entered into by the Borrower with UniCredit, and (ii) the Hedging Agreements entered into by the Borrower with UniCredit.

“Intellectual Property Rights” means any right to exclusivity, domain name, trademark, patent, copyright, licence, design or model or any similar right.

“Distribution” means any distribution of dividends or reserves, or payments of any kind (including following redemption, repurchase of shares or quotas, return of capital contributions or payments of any kind, reduction of capital or repayment of shareholders’ loans or payment of interest, payments in respect of financial instruments and/or other payments and/or remuneration) by a company to its shareholders (or to the trust through which any of them holds an interest) and/or to its Affiliates and/or Related Parties.

“Financial Documentation” or “Financial Documents” means (i) this Agreement; (ii) the Hedging Strategy Letter, (iii) the Hedging Agreements, if the latter are entered into with the Lender; (iv) each Subordination Agreement; (v) any document that is attached, connected, related or linked to the agreements or documents laid down above; (vi) any document which may be signed by one or more companies of the Group or by the Shareholders and/or the Lender and identified in writing by the relevant parties as a “Financial Document”.

“Transaction Documents” means collectively (i) the Acquisition Agreement delivered to the Lender on, or prior to, the Date of Signature, (ii) the agreement relating to the potential investment by the Sellers in the share capital of the Borrower, together with all related attachments, and (iii) the documents relating to and/or otherwise connected to the Transaction.

“Due Diligence Reports” means the following reports relating to Target and its assets and holdings, together with the relevant release letters in favour of the Lender:

(a)	financial due diligence drawn up by KPMG Advisory S.p.A.;

(b)	tax due diligence drawn up by KPMG Advisory S.p.A.;

(c)	human resources due diligence drawn up by KPMG Advisory S.p.A.; and

(d)	legal due diligence drawn up by Khaitan & Co.

“EBITDA” means, with reference to each Reference Period, the algebraic sum of the following items of the income statement pursuant to Article 2425 of the Italian Civil Code, resulting from the consolidated financial statements of the Borrower (excluding Target):

(+)	net operating margin (difference between value and cost of production (A-B));

(+)	amortisation, depreciation and write-downs (item 10);

(+)	lease payments (item (B)8);

(+)	provisions for risks (item 12);

(+)	other provisions (item 13).

“Entity” means any natural or legal person, association or other public or private body.

“Equity Cure” has the meaning given to that expression in Article 12.3 (Equity Cure).

“EURIBOR” means - in relation to any amount in euros to be paid to, or owed by, the Borrower pursuant to the Financial Documentation and in relation to which, for a given period of time, interest accrues - the percentage rate in proportion to the year equal to the quotation offered and distributed at, or about, 11:00 (Brussels time) on the Trading Day on page EURIBOR01, base column 365, of “Il Sole 24 ore” (or any circuit replacing it) showing the rate of the European Banking Federation of the European Union (or any other entity replacing it for that purpose) for the euro in respect of that period of time, using the 365/360 calculation method and rounded up to the nearest 0.05 % if necessary. If the duration of an interest period does not coincide with the quoted duration available on the Reuters circuit (the “Standard Duration”), the rate used to determine the interest payable for that period will be the rate obtained by linear interpolation between the quotations of the EURIBOR of the closest Standard Duration by default and the closest Standard Duration by excess, rounded to the nearest third decimal figure, if this does not coincide with the third decimal figure.

“Acceleration Event” means any of the events listed in Articles 14.1 (Expiry Events), 14.2 (Termination Events), and 14.3 (Withdrawal Events) of this Agreement.

“Expiry Event” means any of the events referred to in Article 14.1.1 (Operation of the acceleration clause) of this Agreement.

“Withdrawal Event” means any of the events referred to in Article 14.3.1 (Withdrawal) of this Agreement.

“Termination Event” means any of the events referred to in Article 14.2.1 (Termination) of this Agreement.

“Potential Acceleration Event” means any event or circumstance that could potentially result in an Acceleration Event.

“Significant Prejudicial Event” means an event, fact or circumstance and/or a series of events, facts or circumstances, the direct or indirect consequences of which may (a) affect the regular performance of the financial markets and/or (b) significantly affect the financial, assets, operational and/or economic position of the Borrower and/or the Group (as a whole) and/or (c) impair the Borrower’s ability to meet any of the payment obligations set out in the Financial Documents and/or one or more of the commitments set out in the Financial Documentation; and/or (d) affect the validity or enforceability of one or more of the Transaction Documents and/or Financial Documents and/or Related Constraints (or one or more of the relevant clauses of one or more of those documents).

“Shareholders’ Loans” means the shareholder loans (including those outstanding as of the Signing Date) made in any technical form, directly or indirectly by any of the Shareholders in favour of the Borrower and/or other Target Group companies which shall (i) be interest-free, (ii) be fully subordinated and postponed to the repayment of any Amount due under this Agreement under a

Subordination Agreement, and (iii) provide for the mandatory conversion into shareholders’ equity in the event of an Acceleration Event or the situations referred to in Articles 2446 and/or 2447 and/or 2482bis and/or 2482ter of the Italian Civil Code, according to the terms and conditions approved by the Lender.

“Credit” has the meaning given to that term in Article II(Credit).

“Lender” “means (i) the Initial Lender and (ii) any bank or other authorised person who becomes the transferee of a portion of the Credit pursuant to Article XVII(Assignment of rights and obligations).

“Funds Flow Statement” means the funds flow statement delivered by the Borrower to the Lender - and in a form and substance satisfactory to the latter - on the Date of Signature pursuant to Article 3.1(Conditions precedent to effectiveness) and signed by a legal representative of the Borrower, which highlights sufficient resources of the Borrower for (i) the payment of the Initial Consideration for the Acquisition, as the case may be, of the First Shareholding or of the First Initial Shareholding, or of the First Additional Shareholding, as well as (ii) the payment of any other cost, expense, consideration, tax or other amount relating to, or otherwise connected with, the Transaction (including costs, expenses, fees, and legal and notarial fees and expenses, Taxes, and fees payable in relation to the Financial Documentation); it being understood that the Funds Flow Statement shall indicate the relevant Seller’s Current Account as the current account into which the Initial Consideration to Sellers is to be paid.

“Additional Bank Guarantees” means each bank guarantee that will be issued in favour of the Sellers, in the interest of the Borrower, in execution of the Acquisition Agreement, in order to guarantee the payment of the consideration for the third and fourth portions of the Shareholding by the Borrower.

“Trading Day” means, in relation to each Interest Period, the day on which trading is ordinarily recorded by leading banks in the European interbank market for deposits in euro, meaning the second Business Day preceding the first day of each Interest Period.

“Business Day” means any day (excluding Saturdays and Sundays) on which banks operating in Milan are open for the exercise of their normal business activities and provided that it is not a public holiday within the meaning of the Target System.

“Group” means the Borrower and any other company controlled, directly or indirectly, by the Borrower, excluding Target.

“Target Group” means the Borrower and any other company controlled, directly or indirectly, by the Borrower, including, from the Date of First Closing, Target.

“Total Commitment” means the overall Commitment of Credit Line A and the Commitment of Credit Line B, for a total maximum amount of Euros 8,200,000.00.

“Commitment of Credit Line A” means the total maximum amount of Euros 4,900,000, to the extent that such amount has not been revoked, reduced, cancelled or assigned by the Lender under this Agreement.

“Commitment of Credit Line B” means the total maximum amount of Euros 3,300,000, to the extent that such amount has not been revoked, reduced, cancelled or assigned by the Lender under this Agreement.

“Amount” means the Credit amount disbursed and not repaid.

“Amount of Credit Line A” means the amount disbursed and not repaid under Credit Line A.

“Amount of Credit Line B” means the amount disbursed and not repaid under Credit Line B.

“Requested Amount” means the amount indicated by the Borrower in the relevant Request for Use under Credit Line A and Credit Line B.

“Financial indebtedness” means any indebtedness relating to:

(i)	loans and funding of any kind made in any technical form, and debit balances with banks or other financial institutions;

(ii)	recognition of debt in respect of financial debts;

(iii)

bonds and debt securities issued in any form and/or similar instruments, including but not limited to debentures, bonds, securities (including participating securities) or documents of a similar nature;

(iv)

obligations for the repayment of sums obtained by way of financing (including assignments of credit, discount and factoring operations, discount advances and bank receipts, in each of the above cases on the condition that such operations take place on a recourse basis) regardless of the technical form in which these obligations may have been assumed and regardless of the qualification of the relationship established by the parties, including the obligation for the payment of interest and fees relating to financial operations and the issue of bonds and debt instruments;

(v)	any unpaid third party debt, other than a trade payable, within 180 (one hundred and eighty) calendar days of the date on which it becomes due;

(vi)

the cost of acquiring any asset to the extent that it is payable after the acquisition or possession of the asset by the liable party in the event that payment is deferred by more than 180 (one hundred and eighty) calendar days and where such deferred payment terms constitute a form of financing for the acquisition and/or possession;

(vii)	the market value, if negative, of any derivative transactions;

(viii)	any other transaction (including any forward sale or purchase agreement) which has the commercial effect of any such loan and/or financing;

(ix)	guarantees and commitments of a financial nature entered or likely to be entered into the memorandum accounts which will or may give rise to an outflow of money;

(x)

any counter-guarantee or indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution or by an insurance company or other entity; or

(xi)

any guarantee or indemnity obligation or similar undertaking in relation to any of the items referred to in paragraphs (i) to (x) above, it being specified that none of the items referred to in the preceding paragraphs may be taken into account more than once in respect of the same debt position.

“Financial Indebtedness Transaction” means, jointly, (i) the Additional Bank Guarantees and (ii) any further payment obligations in favour of the Sellers assumed by the Borrower for the purposes of the Transaction, until such time as they are duly fulfilled.

“Insurance Indemnities” means any sum or indemnity or other amount paid or payable under any insurance contract and/or policy with the exception of indemnities intended to compensate third parties.

“VAT” means the value added tax referred to in Presidential Decree No. 633 of 26 October 1972 and any other tax which may replace it in the future.

“Bankruptcy Law” means Royal Decree No. 267 of 16 March 1942 and subsequent amendments and additions.

“Hedging Strategy Letter” means the letter signed by the Borrower and Lender on the Date of Signature relating to the hedging strategy in relation to the Loan.

“LIBOR” means - in relation to any amount in euros to be paid to, or owed by, the borrower pursuant to the Financial Documentation and in relation to which, for a given period of time, interest accrues - the percentage rate in proportion to the year equal to the quotation offered and distributed at, or about, 11:00 (Brussels time) on the Trading Day on page LIBOR01 or LIBOR 02, on the Reuters circuit (or such other entity as may replace it for that purpose) showing the rate offered by the London interbank circuit operated by ICE Benchmark Administration Limited (or such other entity as may replace it for that purpose) for the euro in respect of that time period.

“Margin” means, with reference to the Loan, 310 basis points per annum.

“Equity” means the algebraic sum of the following items referred to in article 2424(Content of the balance sheet) of the Italian Civil Code, resulting from the consolidated financial statements of the borrower (excluding Target), it being understood that (a) the Transaction Financial Indebtedness and (b) any changes, positive or negative, in the calculation of the fair value of Significant Hedging Derivatives will not be included in the following calculation:

(+)	share capital (Liabilities, item A - I);

(+)	share premium reserve (Liabilities, item A - II);

(+)	revaluation reserves (Liabilities, item A - III);

(+)	legal reserve (Liabilities, item A - IV);

(+)	statutory reserves (liabilities, item A - V);

(+)	reserve for own shares in portfolio (Liabilities, item A - VI);

(+)	other reserves, separately indicated (Liabilities, item A - VII);

(+/-)	retained earnings (losses) (liabilities, item A - VIII);

(+/-)	profit (loss) for the year (Liabilities, item A - IX);

(-)	receivables from shareholders for payments still due (Assets, item A);

(-)	own shares held as fixed assets (Assets, item B - III 4);

(-)	own shares not held as fixed assets (Assets, item C - III 5);

(-)	dividends declared;

(+)	bonds (Liabilities, item D 1) if postponed and subordinated to the Loan;

(+)	convertible bonds (Liabilities, item D 2) if postponed and subordinated to the Loan;

(+)	payables to shareholders for loans (Liabilities, item D 3) if postponed and subordinated to the Loan.

“Transaction” means the Acquisition and any operation and/or act contemplated in the Transaction Documents, as well as any preliminary act or connected to the transactions indicated above.

“Financial Parameters” has the meaning assigned to it under Article 12.1(Financial Obligations) of this Agreement.

“Party” means a party to this Agreement and “Parties” means, collectively, the parties to this Agreement.

“Shareholding” means the shareholding in Target transferred by the Sellers to the Borrower in several steps, equal to 50,000 shares representing 100% of the share capital of Target, expressly including the First Shareholding, the First Initial Shareholding, the First Additional Shareholding and the Second Shareholding.

“Related Party” means, where referring to a specific person and in relation to that person, each of the Entities included in the notion of related party pursuant to Article 2, letter h) of Consob Regulation No. 11971 of 14 May 1999 as subsequently amended, regardless of whether such legislation applies in relation to the person concerned.

“Period of Availability” means:

(A)	with reference to Credit Line A, the period between the Date of Signature and the date falling 6 (six) months after the Date of Signature;

(B)	with reference to Credit Line B, the period between the Date of Signature and 31 July 2018.

“Interest Period” means each period determined in accordance with Article 5.1.2 of the Agreement.

“Reference Period” has the meaning set out in Article 12.2(Verification of Financial Commitments), paragraph (a) below.

“Capital Redemption Plan” means the capital redemption plan set out in Annex 7 to this Agreement.

“Net Financial Position” or “NFP” means, on each Reference Date, at consolidated Group level, the algebraic sum of the following items referred to in Article 2424(Income Statement Content) of the Italian Civil Code, resulting from the consolidated financial statements of the Borrower (excluding Target), it being understood that (a) the Financial Indebtedness Transaction and (b) positive or negative changes in the calculation of the fair value of Significant Hedging Derivatives will not be included in the following calculation:

(+)	bonds (Liabilities, item D 1) (excluding bonds subordinated to the Loan);

(+)	convertible bonds (Liabilities, item D 2) (excluding bonds subordinated to the Loan);

(+)	payables to shareholders for loans (Liabilities, item D 3) (excluding those subordinated to the Loan);

(+)	payables to banks (Liabilities, item D 4);

(+)	payables to other lenders (Liabilities, item D 5);

(+)	payables represented by credit instruments (liabilities, item D 8);

(+)	payables to subsidiaries (liabilities, item D 9) (only if financial);

(+)	payables to associated companies (Liabilities, item D 10) (only if financial);

(+)	payables to parent companies (Liabilities, item D 11) (only if financial);

(+)	other payables (Liabilities, item D 14) (only if financial);

(+)	Leasing payables (Memorandum accounts, commitments for capital lease instalments);

(+)	advances subject to successful portfolio/factoring with recourse (memorandum accounts, commitments for foreign exchange circulation)

(-)	cash and cash equivalents (Assets, item C IV);

(-)	large-market securities listed on regulated markets,

it being understood that none of the items referred to in the preceding paragraphs may be taken into account more than once in respect of the same debt position.

“First Shareholding” means the shareholding in Target transferred by the Sellers to the Borrower on the Date of First Closing, equal to 25,501 shares, representing 51% of the share capital of Target.

“First Initial Shareholding” means the shareholding in Target transferred by the Sellers to the Borrower on the Date of First Closing, equal to 24,500 shares, representing 49% of the share capital of Target.

“First Additional Shareholding” means the shareholding in Target transferred by the Sellers to the Buyer within 30 (thirty) Business Days from the Date of Authorisation equal to 1,001 shares, representing 2% of the share capital of Target.

“Accounting Principles” means (i) with regard to the Borrower and the other Group companies incorporated in Italy, the legal accounting principles, as interpreted and supplemented by the accounting principles issued by the Italian Accounting Body (O.I.C.); (ii) with regard to Target, the legal accounting principles generally accepted in India(Indian GAAP) and (iii) where applicable, with regard to the Borrower and the other Group companies, the International Accounting Standards and the International Financial Reporting Standards, as set out in Regulation EEC 1606/2002 of 19 July 2002 (“IAS”).

“Insolvency Proceedings” means (i) bankruptcy or other insolvency proceedings, including but not limited to, arrangements with creditors, compulsory administrative liquidation, extraordinary administration, extraordinary administration of large insolvent companies, proposals for arrangements with creditors, restructuring arrangements (including partial restructuring of the debt, including those referred to in article 182-bis and 182-septies of the Bankruptcy Law) or of any other nature, the appointment of an expert pursuant to a reorganisation plan pursuant to article 67, paragraph 3 of the Bankruptcy Law, the submission of a request for “pre-arrangement” pursuant to Article 161, paragraph 6, of the Bankruptcy Law, as well as any other procedure indicated as “reorganisation procedure” or “liquidation procedure” under Legislative Decree No. 170 of 21 May 2004 and (ii) bankruptcy proceedings or measures provided for by laws that came into force and/or were amended after the Date of Signature and/or by foreign regulations having similar purposes and/or effects to the proceedings and/or measures provided for in point (i) above.

“Net proceeds” means, in relation to an assignment or other transfer, the amount equal to the difference between (i) the proceeds, in cash and/or otherwise, of the relevant assignment or other transfer; and (ii) the costs incurred - in accordance with market practice and duly documented - in connection with that assignment or other transfer, such as fees, expenses, costs, indirect taxes and charges.

“Listing” means the admission of the borrower’s shares to trading on a regulated market or multilateral negotiation system.

“Request for Use” means each request for disbursement relating to the amounts of Credit Line A and/or Credit Line B.

“Second Shareholding” means the shareholding in Target transferred by the Sellers to the Borrower on the Second Closing Date, equal to 13,974 shares, representing 27.9% of the share capital of Target.

“Auditing Firm” means the auditing firm appointed by the Borrower and/or by Target and indicated in writing by the Borrower to the Lender.

“Shareholders” jointly means [***].

“State of Insolvency” means (i) with regard to the Target Group companies incorporated in Italy, the state of insolvency referred to in Article 5 of Royal Decree No. 267 of 16 March 1942, as supplemented or amended by any subsequent legislation; and (ii) with regard to the Target Group companies not incorporated in Italy, the similar cases provided for by foreign and/or subsequent legislation having similar purposes and/or effects to the provision referred to in point (i).

“Target” means [***].

“Tax” means any tax, duty, levy or charge of a similar nature (including, but not limited to, registration tax, stamp duty, Substitute Tax, mortgage and cadastral tax, VAT, municipal property tax), including interest and penalties.

“Interest Rate” has the meaning given to this term in Article 5.1.1 (Interest Rate).

“Reference Rate” means the 3 (three) month EURIBOR rate as recorded on the Trading Day and communicated by the Lender to the borrower pursuant to this Agreement.

“TUIR” means Presidential Decree No. 917 of 22 December 1986.

“Seller” or “Sellers” means each of the following subjects [***].

“Constraints” means any security of a real nature (including any financial security), escrow, deposit, security deposit, mortgage, usufruct, privilege, title transfer agreement of an asset by way of security, pledge, first refusal, surface right, easement, option, as well as liens, encumbrances, restrictions, charges, seizures and rights granted to third parties in any form whatsoever in respect of assets owned by the Lender or by any other company of the Group (including, for example, any agreements that attribute or provide for rights of set-off or clauses of dose out netting or set-off arrangement) having effects of a kind or purposes similar to those of the above instruments.

“Constraints Allowed” means (i) any Constraint, however created, in favour of the Lender pursuant to this Agreement; (ii) any Constraint which arises ex lege with the exclusion of Constraints arising from any breach of the provisions of law, or (iii) deposits and securities issued by the Borrower and/or any other company of the Group, in the course of the performance of its normal and ordinary business activity, in the context of the performance of the normal and ordinary business activity of the person in whose interest the deposit and/or security is made.

1.2

(i)

(ii)

Subject to the terms and conditions set forth in this Agreement, the Lender grants to the Borrower, which accepts, a loan, divided into Credit Line A and Credit Line B, up to a total maximum amount equal to (i) in the case of Credit Line A, to the Credit Line A Commitment and, in the case of Credit Line B,to the Credit Line B Commitment, and in any case equal to the Total Commitment (the “Loan”).

(b)

The Borrower shall use the Loan exclusively for the payment of part of the Total Consideration and related costs, and in particular (i) Credit Line A, to fund part of the payment of the Initial Consideration and (ii) Credit Line B, to finance part of the payment of the Second Shareholding Consideration.

(c)	The Lender shall not be obliged to check the use of the amounts requested under the Loan.

ARTICLE III - CONDITIONS PRECEDENT

3.1	Conditions precedent to effectiveness

The Lender and the Borrower mutually acknowledge that the conditions precedent set out in Annex 3.1 (Conditions Precedent to the Effectiveness of the Agreement) of this Agreement, which shall be in such form and substance as the Lender reasonably agrees to, shall constitute essential elements for the entering into, signing and performance of this Agreement, and the occurrence of which, by the Date of Signature (inclusive), shall constitute a condition for the effectiveness of this Agreement, except as provided for in Articles VIII (Taxes and Duties); XV (Payments); XVI (Fees and Expenses); XVIII (Miscellaneous Provisions) and XIX (Applicable Law and Jurisdiction) of this Agreement which will be fully effective from the Date of Signature.

3.2	Conditions precedent to each disbursement of the Loan

The disbursement of Credit Line A and the disbursement of Credit Line B, to be made within the relevant Availability Period, are subject to the condition precedent of (i) the occurrence by the date of submission of the Request for Use of all conditions precedent referred to in Annex 3.2 (Conditions precedent to each disbursement of the Loan) of this Agreement in a form and substance acceptable to the Lender and (ii) the delivery to the Lender of the Request for Use in accordance with the terms and conditions set forth, respectively, in Article 4.1 (Use of the Loan) of this Agreement and together with the documentation required therein.

3.3	Waiver of conditions

The Parties mutually acknowledge that the conditions precedent set forth in this Article III (Conditions Precedent) are not merely potestative, in that they are provided for the purpose of carrying out the operations set forth in this Agreement. These conditions precedent are set in the exclusive interest of the Lender, which, therefore, may, in its opinion and acting in good faith, decide to waive, in whole or in part, each of these conditions.

3.4	Costs

If for any reason for which the Borrower is responsible, Credit Line A and/or Credit Line B were not to be disbursed, the Borrower shall hold the Lender harmless, at the latter’s request, against all costs, charges and expenses that the Lender has actually incurred in connection with the failure to provide the Loan, including those relating to the preparation, negotiation, conclusion and amendment of the Financial Documentation within the limits referred to in Article 16.3(Expenses) (unless they have already been paid in advance). If the Funding is not disbursed due to any circumstance not attributable to the Lender’s wilful misconduct or gross negligence, this Agreement shall be deemed to be terminated, without prejudice to the provisions of Articles 3.4 (Costs) and XV (Payments) of this Agreement, which shall therefore continue to be fully effective.

ARTICLE IV - USE OF THE LOAN

4.1	Use of the Loan

4.1.1	The borrower may submit up to two Requests for Use in relation to Credit Line A and only one Request for Use in relation to Credit Line B.

4.1.2

Subject to the fulfilment of the conditions precedent set forth in Article 3.1(Conditions precedent to effectiveness) and Article 3.2(Conditions precedent to each disbursement of the Loan) of this Agreement, the Lender shall disburse the Loan within the Availability Period provided for in respect of Credit Line A and Credit Line B, with value on the Date of Use, if:

(i)

in respect of the first Request for Use of Credit Line A, the Lender has received from the Borrower, on the Date of Use, which shall coincide with the Date of Signature, by fax, email or hand delivery, the Request for Use signed by the Borrower;

(ii)	for any Request for Use subsequent to the first, no later than the 5th (fifth) Business Day prior to the relevant Date of Use, unless otherwise agreed between the Lender and the

Borrower, the Lender has received from the Borrower, by fax, email or hand delivery, the Request for Use signed by the Borrower.

(iii)	The Request for Use, which shall be deemed irrevocable, shall:

(a)	specify the Date of Use, which (i) shall be a Business Day and (ii) in any event shall not be later than the relevant Availability Period;

(b)	indicate the Requested Amount, which:

(1)	with reference to the Acquisition of the Initial Shareholding, may not be greater than the lowest between the commitment of Credit Line A and (ii) Euros 4,900,000.00;

(2)	with reference to the Acquisition of the Initial First Shareholding, may not be greater than the lowest between (i) the commitment of Credit Line A and (ii) Euros 4,700,000.00;

(3)

with reference to the Acquisition of the Additional First Shareholding, may not be greater than the lowest between (i) the Commitment of Credit Line A (net of any amount disbursed in relation to the Acquisition of the Initial First Shareholding) and (ii) Euros 200,000.00; and

(4)	with reference to the Acquisition of the Second Shareholding, may not be greater than the lowest between (i) the commitment of Credit Line B and (ii) Euros 3,300,000.00;

(c)

contain irrevocable instructions to the Lender signed by the legal representative of the Borrower, requesting the crediting of the Requested Amount (net of the fees referred to in Article XVI(Fees and Expenses)) to the current account indicated by the Borrower.

4.2	General terms

4.2.1

Upon receipt of each Request for Use under the foregoing terms and subject to (i) the conditions precedent referred to in Article III (Conditions Precedent) of this Agreement; (ii) the conditions referred to in Articles 4.1(Use of the Loan), on the relevant Date of Use, the Lender shall make the disbursement, to the extent and according to the criteria set out in this Agreement, of the Amount Requested, with value on the relevant Date of Use on the date indicated on the relevant Date of Use. It is understood that the use of the Requested Amount in accordance with the Request for Use will represent for the Lender the punctual and exact fulfilment of its obligation to disburse under this Agreement.

4.2.2

The amounts of the Loan that are not used at the end of the relevant Availability Period shall be deemed to have been revoked and cancelled and shall no longer be usable by the Borrower, and all obligations and liabilities of the Lender in respect thereof shall be waived, subject to the provisions of Article 3.3(Costs).

ARTICLE V - INTERESTS

5.1.1.	The interest rate of the Loan will be the Reference Rate plus the Margin (the “Interest Rate”).

5.1.2.

For the purpose of calculating the interest payable by the Borrower on the Amount in respect of the Loan, the period between the Date of Use (inclusive) and the Final Expiry Date (inclusive) will be divided into successive periods (hereinafter, each, an “Interest Period”), where:

(A)

with respect to Credit Line A, (i) the first Interest Period shall run from the Signature Date to 31 October 2017; (ii) the subsequent Interest Periods shall run for 3 (three) months and end on 31 October, 31 January, 30 April and 31 July respectively of each year, corresponding to a Repayment Date of the Capital; and (iii) the last Interest Period shall end on the relevant Final Expiry Date; and

(B)

with respect to Credit Line B, the first Interest Period shall run from the Date of Use to the first between (a) 31 October, (b) 31 January, (c) 30 April and (d) 31 July; (ii) the subsequent Interest Periods shall last three (3) months and shall expire respectively on 31 October, 31 January, 30 April and 31 July of each year, corresponding to a Repayment Date of the Capital, and (iii) the last Interest Period shall expire on the relevant Final Expiry Date.

5.1.3.

If the maturity of an Interest Period does not fall on a Business Day, such maturity shall be brought forward to the immediately preceding Business Day, it being understood that the value date of the relevant payment shall be the same as the original maturity of such Interest Period. The amount of interest in respect of each Amount for each Interest Period shall (i) be calculated by the Lender for the number of days actually elapsed divided by 360 (three hundred and sixty) and (ii) shall be notified, along with the applicable Interest Rate, by the Lender to the Borrower by post and/or by telefax and/or by email at least 2 (two) Business Days from the relevant Interest Payment Date.

5.1.4.

The Borrower will pay in arrears the interest accrued from time to time on the Amount of Credit Line A and the Amount of Credit Line B at the Interest Rate and in respect of each Interest Period up to the relevant Interest Payment Date, and with the same value date. In the event of late payment by the Borrower of any amount due under this Agreement in respect of the Loan, default interest shall be payable at a rate equal to the Interest Rate increased by 2 (two) percent per year, which shall be calculated on the amounts due but not paid from the day on which payment should have been made (inclusive) until the day of actual payment (inclusive). Such interest on arrears shall be payable without the need for any notice of default even in the event of the operation of the acceleration clause against the Borrower, and without prejudice to the right of the Lender to terminate this Agreement for breach of the Borrower’s obligations, and to the right to claim compensation for additional damages. Interests on arrears, as calculated in this Article 5.1.4, shall bear interest to the extent permitted by applicable laws and regulations.

5.1.5.	Where, in relation to a Requested Amount:

(i)	the EURIBOR rate was not published or quoted in the manner set out in the relevant definition in this Agreement; or

(ii)

before the close of business of the European interbank market on the Trading Day the Lender gave notice in respect of the Amount that (A) the Rate of Reference does not reflect the actual cost to the Lender of funding corresponding to an amount of equal duration; or (B) the Lender is unable, for whatever reason, to obtain from any source selected by it the funding necessary to fulfil its obligations under this Agreement, or to obtain it at a cost in excess of EURIBOR, then, the Lender will notify the borrower of this fact and the applicable Interest Rate will immediately be equal to the sum of the Margin and the applicable “LIBOR” rate.

5.1.6

If any of the events set out in Article 5.1.5 above occurs, the Borrower shall be entitled to withdraw from this Agreement by giving the Lender, within a 15 (fifteen) calendar days from the notice sent by the Lender pursuant to Article 5.1.5 above, written notice to that effect (in accordance with this Agreement), and the Borrower, in the event of the exercise of such right of withdrawal:

(i)

shall promptly and in any event within 30 (thirty) Business Days after exercising such right, repay in full the Requested Amount paid by the Lender and pay interest and any other amounts (including, if due, the Repayment Costs) due to the Lender under the Financial Documentation; and

(ii)

the Lender’s undertaking shall be automatically and completely cancelled with effect from the date of the notice of the Borrower to exercise the right of withdrawal granted to it under this Article 5.1.6, and such date shall be deemed to be the Final Expiry Date.

If the borrower does not exercise its right of withdrawal within the aforementioned period, the applicable Interest Rate shall be that notified by the lender pursuant to Article 5.1.5 above.

5.1.7.

It is understood that if the amount resulting from the sum of the Reimbursement Costs, the fees due under this Agreement, the Interest Rate of the Loan, and the interest for late payment referred to in this Article V (Interest) exceeds the maximum limit allowed by Law No. 108 of 7 March 1996 (“Provisions on usury”, as subsequently amended and/or supplemented), this amount will be automatically reduced within the maximum limit allowed by the aforementioned legislation, for the time strictly necessary.

5.1.8.

In accordance with and in accordance with the transparency provisions adopted pursuant to Article 9.1 of the CICR [Inter-ministerial Committee for Credit and Savings] Resolution of 4 March 2003, which came into force in October 2003, and the subsequent regulation on transparency applicable to banking and financial transactions and services issued by the Bank of Italy on 30 September 2016, as amended and supplemented from time to time, published in the Official Gazette of the Italian Republic on 21 October 2016 and subsequently (the “Transparency Regulation”), the Parties mutually acknowledge and declare that this Agreement and its terms and conditions have been negotiated on an individual basis and, consequently, this Agreement falls within the category of “individually negotiated” agreements, which are excluded from the application of Section II of the Transparency Regulation.

ARTICLE VI - REPAYMENT OF THE LOAN

6.1	Repayment of the loan

Without prejudice to the provisions of Articles 7.2 (Mandatory Early Repayment of Loan) and XIV (Expiry, Termination and Withdrawal Events) the Borrower undertakes to repay the Total Amount as follows:

(i)

in respect of Credit Line A, in 16 constant principal quarterly instalments to be paid on each Capital Repayment Date up to the relevant Final Expiry Date in accordance with the Capital Repayment Plan set out in Annex 7 (Capital Repayment Plan);

(ii)

in respect of Credit Line B, in 16 constant capital quarterly instalments to be paid on each Repayment Date of the Capital, starting from the Repayment Date of the Capital immediately following the date falling 12 months after the Use Date of Credit Line B until the relevant Final Expiry Date.

6.2	Common provisions

If a date of payment does not coincide with a Business Day, payment in respect thereof shall be made on the immediately preceding Business Day provided that the value date of payment in respect thereof shall coincide with the day originally set in respect of such date of repayment.

ARTICLE VII - EARLY REPAYMENT OF LOAN

7.1	Voluntary early repayment of the loan

7.1.1

The Borrower has the right to reimburse the Amount disbursed under the Fund, in whole or in part, in advance of the deadlines provided for in this Agreement, at any time under the following conditions:

(i)

the early repayment of the Amount is made for a minimum amount of Euros 200,000.00 and in any case above this threshold for multiples of Euros 100,000.00, coinciding with an Interest Payment Date and with the same value date, without prejudice to the provisions of Article 7.1.2 below;

(ii)

the borrower has sent the Lender at least 30 (thirty) calendar days before the date (the “Voluntary Repayment Date”) on which the Borrower intends to repay, a written notice of early repayment stating the amount to be repaid early and the expected date of early repayment.

7.1.2

The notice provided for in Article 7.1.1(ii) of this Agreement shall be irrevocable and the receipt of such notice by the Lender shall have the effect of bringing forward the maturity of the borrower’s debt in respect of the amount subject to early repayment from the Loan to the Voluntary Repayment Date specified by the Borrower in the notice provided for in Article 7.1.1(ii) of this Agreement. Therefore, the Borrower will have to refund the amount to be refunded on the aforementioned Voluntary Repayment Date. If, in relation to an early repayment of all or part of the Amount, the Voluntary Repayment Date does not coincide with an Interest Payment Date, the Borrower shall pay the Repayment Costs to the Lender on the Voluntary Repayment Date at the same time as the Amount subject to voluntary early repayment.

7.2	Mandatory early repayment of the loan

7.2.1	Compulsory early repayment - breach of the law

If the Lender becomes aware that its involvement in the Loan or the fulfilment of its obligations under the Financial Documentation violate the provisions of law or regulations applicable to it, the Lender

(i)

shall promptly notify the Borrower and the Borrower within 20 (twenty) Business Days of the notice referred to in point (i) above, or within the period prescribed by the relevant provision of the Law, whichever is earlier, and in any event before the situation of unlawfulness arises, shall repay in full the portion of the Amount disbursed by the Lender (or, if possible, the portion of it that puts an end to the unlawful situation, as communicated by the Lender) and pay the interest accrued, fees and any other amount due to the Lender under the Financial Documentation, it being understood that, if this paragraph applies with respect to all amounts due to the Lender, the date when such amounts are due under this paragraph shall be deemed to be the Final Expiry Date; and

(ii)

the Commitment of the Lender (or, if possible, its portion that puts an end to the situation of unlawfulness, as communicated by the Lender) will be automatically and completely voided with effect from the date of the communication referred to in point (i) above.

7.2.2	Mandatory early repayment - Change of control

Following the occurrence of a Change of Control, on the date on which that event occurred: (i) the Total Commitment shall be immediately, fully and automatically voided and (ii) the Borrower shall reimburse the Loan in full, paying interest, fees, and any other amounts due under the Financial Documentation. This date will be considered the Final Expiry Date.

7.2.3	Mandatory early repayment - partial repayments

Without prejudice to the obligations under the Financial Documentation and the provisions of Articles 13.2.6 (Extraordinary Transactions) and 13.2.9 (Assignment Actions), the Borrower undertakes to pay the Lender, as a compulsory early repayment, on the date of payment of the relevant amount to any company of the Group an amount equal:

(i)	100% of the indemnities for any reason received by the Borrower pursuant to the Transaction and/or Acquisition Documents;

(ii)	100% of the insurance indemnities received for any reason by the borrower, with the exception of amounts which - upon written notice to the lender within 30 (thirty) calendar days of collection - are used within 6 (six) months of collection: (a) for the purchase of assets substantially similar or functionally equivalent to those damaged; and/or (b) to remedy damage;

(iii)

50% of the net proceeds the Borrower makes (a) from the repayment and/or return of share capital to the Borrower and/or (b) from the repayment by other group companies of shareholder loans made to them by the Borrower and/or (c) from the issuance of bonds and/or other debt securities by the Borrower.

7.3	Methods of reimbursement

7.3.1

The Borrower shall pay the Lender, by way of voluntary and/or compulsory early repayment of the Fund, with reference to each of the circumstances described in Articles 7.1 (Voluntary early repayment of the Loan), 7.2.1 (Mandatory early repayment - breach of the law), 7.2.2 (Mandatory early repayment - Change of Control) and 7.2.3 (Mandatory Early Repayment - Partial Repayments) on the date specified therein, without the need for any request and without the need for any notice of default or notification, and removing any exception, the relevant amounts, as well as the related interest (if due), Fees (if due), Repayment Costs (if due) and any other amounts due to the Lender under the Financial Documentation.

7.3.2	Amounts repaid in advance by the Borrower pursuant to Article 7.1 (Voluntary early repayment of the Loan), once received by the Borrower, shall be charged in the following order:

(i)	first, to the reimbursement of sums due from the Borrower by way of expenses, costs (including Reimbursement Costs, if any) and fees under this Agreement;

(ii)	secondly, to any sums due as interest (including any interest for late payment) under this Agreement; and

(iii)

thirdly, the repayment, up to the amount of the principal amounts due under this Agreement, of the pro rata portions of Credit Line A and Credit Line B of the repayment instalments provided for in the Capital Repayment Plan.

7.3.3

Amounts repaid in advance by the Borrower pursuant to Articles 7.2.1 (Compulsory early repayment - breach of the law), 7.2.2 (Compulsory early repayment - Change of control) and 7.2.3 (Compulsory early repayment - partial repayments), once received by the Borrower, shall be charged in the following order:

(i)	first, to the reimbursement of sums due from the Borrower by way of expenses, costs (including Reimbursement Costs, if any) and fees under this Agreement;

(ii)	secondly, to any sums due as interest (including any interest for late payment) under this Agreement; and

(iii)

thirdly, with regard to the Loan, the repayment, up to the amount of the principal amounts due under this Agreement, of the pro rata portions of Credit Line A and Credit Line B of the repayment instalments provided for in the Capital Repayment Plan.

7.3.4

The Amount and/or part of the Amount that has been subject to compulsory early repayment pursuant to Articles 7.1 (Voluntary early repayment of the Loan), 7.2.1 (Compulsory early repayment - breach of the law), 7.2.2 (Compulsory early repayment - Change of control) and 7.2.3 (Compulsory early repayment - partial repayments) may not in any way be reused by the Borrower.

ARTICLE VII- DUTIES AND TAXES

8.1	Liability for taxes and duties

The Borrower is liable for the charges relating to all the Taxes to which the Financial Documentation or any acts or measures related to it may be subject, now and in the future.

8.2	Payments before taxes and duties

All payments to be made by the Borrower to the Lender under the Financial Documentation shall be made without any deduction or withholding in respect of Taxes or otherwise (the “Tax Deduction”), unless such Tax Deduction is required by law. Where a Tax Deduction is to be made for any reason of law or regulation (whether of a national, supranational or foreign authority), the Borrower shall (a) ensure that the Tax Deduction does not exceed the minimum amount legally required; (b) pay the Lender an amount such that, net of such deduction or withholding, the amount actually received by the Lender is equal to that which it would have received had the deduction or retention not been made (the “Additional Amount”); (c) provide the Lender, within the period prescribed by law for payment, with (A) a valid receipt issued by the competent tax authority stating all amounts deducted or withheld; or (B) if such receipt is not issued, a written document satisfactory to the Lender proving that the relevant Tax Deduction has been duly made; and (d) pay to the relevant tax authorities within the legal period for payment the full amount of the Tax Deduction, including the amount of the Tax Deduction on any Additional Amount paid to the Lender. The Borrower shall not be obliged to pay the Additional Amount to a Lender pursuant to paragraph (b) above in respect of a Tax Deduction applicable to an interest payment under this Loan Agreement where, on the date on which the payment is due, such payment could have been made to the Lender without a Tax Deduction if the Lender had been a Qualified Bank, but on that date the Lender is not, or has ceased to be, a Qualified Bank for reasons other than a change - occurring after the date on which the Lender became such under this Loan Agreement - of law or treaties (or in the interpretation, administration or application thereof), or of the official practice of a competent tax authority.

8.3	Obligation to indemnify the Lender

8.3.1	If:

(i)

the Lender were obliged to make a payment for Taxes referred to in Article 8.1 above (Liability for taxes and duties), or in respect of any amount received or to be received under the Financial Documentation;

(ii)

the Lender were deemed liable, even jointly with third parties, for, or otherwise required to make a payment for the Taxes referred to in Article 8.1 above (Liability for taxes and duties), or in respect of any sum received or to be received under the Financial Documentation; or

(iii)	the Borrower fails to make, or is late in making a payment of the Taxes referred to in Article 8.1 above (Liability for taxes and duties);

the Borrower, at the mere request of the Lender, undertakes to indemnify and hold it harmless for all sums (by way of principal, interest, any penalties incurred into by the Lender), costs and expenses payable or paid in relation to the above.

8.3.2

The Lender, if it intends to claim the indemnities referred to in Article 8.3.1 above, shall promptly notify the Borrower, which shall proceed to the payment of the amount required under Article 8.3.1 above no later than 10 (ten) Business Days after receipt of the relevant notice.

8.4	Tax credit

If, subsequently to the payment of an Additional Amount referred to in Article 8.2 above (Payments before tax) or the indemnification referred to in Article 8.3 above) (Obligation to indemnify the Lender), the Lender obtains a tax credit, it shall reimburse the Borrower, when the tax credit has been actually used, an amount such that the Lender is in the same equity position, net of the tax effect, as it would have been had no payment of any Additional Amount and/or indemnification been due. If the Lender makes a payment under the foregoing Article and subsequently determines that the Tax Credit in respect of which such payment was made was not permitted, or was disallowed, or could not otherwise have been fully utilised, the Borrower shall, within 10 (ten) Business Days of the

Lender’s request, repay to the Lender an amount, to be determined by the Lender according to its own judgement, such that, following such repayment, the Lender is in the same equity position, net of the tax effect, as it would have been if the Tax Credit had been obtained and fully utilised and recognised. The Lender is under no circumstances obliged to keep the Borrower informed of its tax and accounting situation.

8.5	VAT

8.5.1

All fees and amounts to be paid to the Lender pursuant to the Financial Documentation shall be indicated net of any VAT that may be applicable on them. Where VAT is applicable in relation to a service to be supplied under the Financial Documentation by the Lender to another party, the latter shall pay to the Lender, along with the payment of the consideration, the amount of VAT applicable.

8.5.2

Where under the Financial Documentation a Party is required to reimburse the Lender for costs, charges or expenses, such Party shall also pay the Lender any VAT which may be applicable in respect thereof.

8.6	Tax charges

8.6.1

This Agreement, along with the related amendment and enforcement deeds, are not subject to the registration obligation, except in accordance with the Note to Article 1, Tariff, Part II, attached to Presidential Decree No. 131/1986. When such case occurs, since these are acts relating to transactions falling within the scope of VAT - albeit under an exemption regime, pursuant to Article 3 and Article 10, first paragraph, No. 1, of Presidential Decree 633/1972 - they are subject to a fixed registration tax, pursuant to articles 5 and 40 of Presidential Decree 131/1986.

8.6.2

Without prejudice to the foregoing, the Lender, in agreement with and at the request of the Borrower, declares that it does not choose, pursuant to Article 17 of Presidential Decree 29 September 1973 No. 601, the application of the substitute tax provided for by Articles 15 et seq. of Presidential Decree 601 of 29 September 1973, as amended and supplemented.

ARTICLE IX - CHANGES IN CIRCUMSTANCES

Where, as a result of (i) the introduction, amendment or repeal of provisions of law, as well as changes in the interpretation or application of such provisions of law occurred after the Date of Signature and/or (ii) the violation (not due to intent or gross negligence of the Lender) or the issuance of regulations, provisions or directives issued by competent authorities that perform oversight and supervision functions with regard to the Lender, or by monetary, tax, currency or other authorities (including, for example, the European Central Bank and the Bank of Italy):

(a)

the Lender, even after the repayment or full assignment of Credit Line A and/or Credit Line B, incurs into an additional cost related to the conclusion and/or enforcement of the obligations arising from the Financial Documentation; or

(b)

the Lender, even after the repayment or full assignment of the Loan, incurs into a cost due to the fact that the Lender has undertaken the obligation to enter into or has entered into this Agreement or has fulfilled its obligations hereunder, provided that such cost is directly related to Credit Line A or Credit Line B; or

(c)

there is a reduction in the Lender’s return or an increase in the costs and charges relating to the provision or maintenance of the Loan (including for the purpose of meeting reserve requirements and/or minimum capital requirements imposed by the European Central Bank or other regulatory authorities in relation to the Financial Documentation) or any amount owed by the Borrower under this Agreement and not yet paid by the latter, except only for those costs and/or cost increases that result from the application of or compliance with the capital requirements of the International Convergence of Capital Measurement Standards

published by the Basel Committee in June 2004 (Basel 2) that entered into force prior to the Date of Signature. This exception will not apply in relation to the changes resulting from the agreement of the Group of Governors and Heads of Supervision of the Basel Committee of 12 September 2010 (Basel III), the CRR, the CRD IV or any related implementing provisions of a EU and national legislative and regulatory nature. The Lender shall give written notice to the Borrower of the event giving rise to a claim, and of the amount thereof, and the Borrower shall, within 15 (fifteen) Business Days of such notice, upon simple written request, pay to the Lender the amount that is necessary to indemnify the Lender for the above cost or additional cost, as the case may be.

ARTICLE X - REPRESENTATIONS AND WARRANTIES

The Borrower provides the Lender with the representations and warranties referred to in this Article X (Representations and Warranties) with reference to itself and, where specified, to the companies of the Group and/or the companies of the Target Group and/or the Shareholders, also pursuant to and for the purposes of Article 1381 of the Italian Civil Code.

10.1	General representations and warranties

10.1.1	Incorporation and capacity

(a)

Each company of the Group, the Borrower and Target are companies duly incorporated and validly existing in accordance with the Laws governing their incorporation and with the relevant Articles of Association or similar corporate document, have full legal capacity for exercising their activities as currently carried out, and are in the full and free exercise of their rights.

(b)

Each of the Borrower, Shareholders and Target have all the powers, authorisations, licenses, permits, and authority or approval of a governmental or other nature, in accordance with any applicable law, necessary (i) to enter into, sign and perform the Financial Documentation and/or the Transaction Documents of which they are a party; (ii) for the performance and completion of each of the transactions forming part of the Transaction; and (iii) for the performance of its business as currently performed. The terms and conditions of such authorisations, permissions, licences or approvals have been complied with, and such authorisations, permissions, licences or approvals have not been revoked or otherwise terminated.

(c)

Except for the consent of the Department of Telecommunication, Ministry of Information Technology laid down in the Acquisition Agreement, no other consent, communication, application, licence, authorisation or permit is required for the performance of any of the transactions contemplated in the Transaction Documents and/or Financial Documentation, or for the performance of any of the actions provided for in the above documents, or for the performance of the Transaction as a whole.

(d)

All resolutions and other obligations required to authorise the signing and performance of the Financial Documentation and/or the Transaction Documents, the observance of the respective obligations and the transactions provided for therein have been duly authorised and adopted.

10.1.2	Obligations

(a)	The obligations undertaken by the Borrower and each Shareholder in the Financial Documentation and/or in the Transaction Documents are valid, legitimate, effective and binding on them.

(b)	All representations and warranties made in the Financial Documentation by the Borrower and/or its Shareholders are true, correct, complete and accurate.

10.1.3	Conflict with other agreements or commitments

The stipulation and enforcement of the Financial Documentation and/or of the Transaction Documents and/or the completion of the Transaction as a whole and/or of any activity connected to it by any among the Borrower and/or a Shareholder and/or Target, as well as the exercise of the rights and the fulfilment of the obligations provided for therein and the operations provided for in the aforesaid documents are not cause for and shall not entail:

(i)

any infringement, withdrawal, termination, revocation, non-performance, ineffectiveness, invalidity, modification of any provision, term or condition contained in: (a) in any contract, deed, obligation or other transaction or arrangement in which any among the Borrower and/or a Shareholder and/or, to the knowledge of the Borrower, Target are a party, or they are bound to, or by which their assets are bound; (b) in the deed of association, the articles of association, the corporate documents and resolutions of any among the Borrower and/or a Shareholder and/or Target; (c) in any applicable law or regulation, to the extent known to the Borrower; or (d) in any measure of any kind adopted by an Entity; or

(ii)

any obligation of any among the Borrower and/or a Shareholder and/or Target to establish any Restrictions in favour of other Entities with respect to their present and future assets (excluding the Admitted Restrictions).

10.1.4	Absence of proceedings

No action or proceeding by or before any court, arbitration board or other authority (including, without limitation, preliminary proceedings) has been commenced or threatened in writing (i) in relation to the Transaction Documents or any activity relating to or in connection with the Transaction, or (ii) in relation to the Borrower and/or its respective assets, which may be resolved to the disadvantage of the Borrower and which, if resolved, is such as to cause a Significant Prejudicial Event.

10.1.5	Financial statements

(i)

The Original Financial Statements: (a) have been drawn up in accordance with the law and the Accounting Principles, applied in accordance with past practice; (b) show, in accordance with the applicable laws and the Accounting Principles, all debts (conditional or not) and all related current and accrued losses at the date on which and for the period for which they were prepared; and (c) provide, in accordance with the Accounting Policies applied consistently with past practice, a true and fair representation of the financial and assets position, the income statement of the company in question at the date and for the period for which they were prepared.

(ii)

The financial statements and half-yearly reports delivered from time to time to the Lender pursuant to Article XI (Disclosure Obligations) have been drawn up clearly and in accordance with the Accounting Principles and all applicable laws and regulations, and give a true and fair representation of the year’s assets and liabilities, financial position and profit or loss of the companies in the Group to which they relate, or, if consolidated, of the Group, at the date and for the period in question.

10.1.6	Absence of a Significant Prejudicial Event and Acceleration Event

From the date of the Original Financial Statements, no event, series of events and/or circumstance has occurred that could reasonably give rise to any Significant Prejudicial Event. With respect to the Target Group companies, no Acceleration Event or Potential Acceleration Event has occurred or is underway.

10.1.7	Absence of restrictions on shares and assets, shareholders’ agreements and intra-group agreements

(a) There is no Constraint (other than the Admitted Constraints as a result of the Financial Documentation) and/or agreement of any kind (including any shareholders’ agreement), other than the Transaction Documents, relating to any or all of the shares or quotas, as the case may be, representing the share capital of the Borrower and/or Target, or the assets of the Borrower and/or Target; (b) there are no agreements in force or corporate resolutions taken by the Borrower and/or by Target that require the issue or future issue or assignment, or that grant any right to request the issue or assignment of such shares or bonds or other debt instruments; (c) there is no statutory or corporate provision that could hinder or make more burdensome the establishment or enforcement of the guarantees provided under the Financial Documentation.

10.1.8	Pari Passu

Except for the privileges that arise ex lege, no payment obligation in favour of the Lender arising from the Financial Documentation is subordinated to any unsecured obligation assumed by the Lender, and each obligation shall be placed at least in the same ranking as the rights of all other unsecured creditors of the Lender.

10.1.9	Absence of insolvency, liquidation, dissolution and arrangement with creditors proceedings

(a)	Neither the Borrower nor Target is in a State of Insolvency or is subject to any Insolvency Proceedings.

(b)

Neither the Borrower nor Target is in a situation described pursuant to Article 2446 and/or Article 2447 and/or Article 2482 bis and/or Article 2482 ter of the Civil Code, or in situations similar to those described therein pursuant to the law applicable to each of these parties.

(c)

With regard to the borrower and/or target, no resolution has been adopted or any other initiative concerning (i) any bankruptcy proceedings, and/or (ii) liquidation, and/or (iii) reduction of share capital pursuant to Article 2446 and/or Article 2447 and/or Article 2482 bis and/or Article 2482 ter of the Italian Civil Code and/or (iv) dissolution and/or (v) situations similar to those described therein pursuant to the law applicable to each of these parties.

10.1.10	Absence of non-compliance

(a)	The Borrower has not defaulted on obligations arising from other contracts and/or obligations which, if not performed, irrespective of their value, would result in a Significant Prejudicial Effect.

(b)	The Borrower has not received any notice or demand to perform or similar challenge in relation to the contracts and obligations referred to in subparagraph (a) above.

10.1.11	Truthfulness and accuracy of information

(a)

All information, including prospective information, provided by the Borrower to the Lender in relation to the Group, the Target Group, the Sellers, the Borrower, the Shareholders, the companies of the Group, the Financial Documentation, the Transaction, the Transaction Documents and/or the transactions contemplated therein (including any Statement of Compliance referred to in Article 11.3 (Statement of Compliance) of this Agreement) are true, accurate, and complete and the Borrower has not failed to provide the Lender with any information concerning an event or circumstance that determines or may reasonably determine a Significant Prejudicial Event or Acceleration Event. Since the date on which the above information was provided, there have been no circumstances that have not been notified to the Lender which could render any such information untrue, inaccurate or misleading in its material aspects.

(b)

To the knowledge of the Borrower, all information, including forward-looking information, contained in the Due Diligence Reports is true, accurate and complete in all material respects as of the date of each such document. Since the date of the Due Diligence Reports, no event or circumstance has occurred that could render the information contained in the Due Diligence Reports false in any material respect, and no information has been omitted that, if contained in the Due Diligence Reports, would render the information contained in the Due Diligence Reports false in any material respect.

(c)

The Business Plan has been drawn up on the basis of assumptions deemed in good faith to be valid and reasonable, and which have been made following careful and most diligent evaluation. The estimates and economic forecasts contained in the Business Plan are based on the historical data, which are considered, in good faith after every diligent and appropriate verification, complete, true, accurate and updated with reference to the date on which the Business Plan was prepared.

(d)

At the date of delivery of the Business Plan (or its updates) in accordance with this Agreement, there has been no event or circumstance that could render the information, estimates, forecasts or opinions contained in the Business Plan or its update false or misleading in any material respect, and no information has been omitted that, if contained in the Business Plan or its update, would render the information, estimates, forecasts or opinions contained therein false or misleading in any material respect.

10.1.12	Taxes, duties and contributions

(a)

All duties, taxes and contributions payable by the Borrower are duly paid to the competent authorities at the relevant dates, except for those for which timely objection to the competent authority has been or will be made in good faith, and for which adequate funds are promptly set aside in the budget, in accordance with the relevant laws or regulations and the applicable Accounting Principles.

(b)

The Borrower duly and accurately draws up and files, or ensure this, within the time limits and in the manner prescribed by applicable law, all tax returns, other tax returns and documentation relating to social security contributions to be filed by each of them. Such returns accurately reflect all tax and social security obligations of the Borrower and each of the Group companies for the periods covered by them.

10.1.13	Compliance with the Law

The Contributor (a) shall comply, in all material respects, with all Laws, regulations and rules of any nature applicable to it in relation to any matter, including, but not limited to, administrative, tax, social security, labour and environmental matters, and (b) shall not be liable for any breach of the foregoing provisions, from the breach and/or violation of which a Significant Prejudicial Event may result.

10.1.14	Company ledgers and accounting records

All the company ledgers and accounting records of the Group companies are complete, truthful and accurate in every relevant aspect, and all the resolutions and actions contained therein have been conducted and taken in substantial compliance with all applicable laws, accounting principles, the articles of incorporation and the articles of association.

10.1.15	Ownership, availability and condition of assets

(a)

The Borrower has the full and exclusive ownership of or the legitimate right to dispose of and validly and freely use all of its capital assets or assets otherwise necessary for the conduct of its business, and such goods are free from all Constraints, except for the Admitted Constraints. No Entity has entered into any agreement, option, understanding or commitment, nor is it the owner of any right or privilege that may be relied upon for the purchase by such Entities of ownership of any of the assets and none of such agreements, understandings, commitments, rights or privileges will be granted or entered into.

(b)	All assets necessary or useful to the business of the Borrower are in good condition of use and in good condition of maintenance and storage, except for their normal wear and tear.

10.1.16	Transaction Documents

(a)	All rights and obligations set forth in the Transaction Documents are fully valid, enforceable and effective and have been performed in accordance with applicable law.

(b)

The Transaction Documents, as delivered to the Lender, contain all the terms and conditions of the Transaction and there are no agreements in relation to the Transaction other than the Transaction Documents, as delivered to the Lender.

(c)

No provision of the Transaction Documents has been integrated and/or modified with respect to the version delivered to the Lender, or subject to waiver, derogation or transaction by the Borrower, Sellers and/or Shareholders.

(d)	There has been no material breach, misstatement or breach of the representations, warranties and obligations contained in the Transaction Documents with respect to the version delivered to the Lender.

(e)

All authorisations, licenses, permits and/or consents required for the completion of the Transaction under any applicable law have been obtained, and all procedures relating to the first refusal or first offer rights in respect of Target have been completed without any of the qualified entities having exercised their rights.

(f)

No agreements have been entered into between the Sellers and/or companies controlled by them and/or controlling them and/or their Affiliates and/or their Related Parties, on the one hand, and any company of the Target Group, on the other hand, other than the Transaction Documents, as delivered to the Lender.

(g)

With effect from the Date of Signature, except as indicated in paragraph (h) below, no fees, taxes, indemnities or penalties are payable by the Borrower and/or other companies of the Target Group under the terms of the Transaction Documents.

(h)

Following payment of the Initial Consideration by the Borrower to each Seller Current Account, the Borrower does not need to pay any additional amount in relation to the Acquisition of the First Shareholding. or, where the Date of Authorisation is later than the Date of First Closing, in relation to the First Initial Shareholding, and without prejudice to the Initial Consideration Second Instalment. Following payment of the Second Shareholding Consideration, the Borrower does not need to pay any additional amount in relation to the Acquisition of the Second Shareholding.

(i)

Except for the payment of the consideration for the acquisition of the third and fourth portions of the Shareholding provided for under the Acquisition Agreement, the Borrower does not need to pay any additional amount in relation to the Acquisition. The payment of the Total Consideration, as well as the consideration for the acquisition of the third and fourth portions of the Shareholding, will be made in accordance with the terms and conditions of the Acquisition Agreement.

10.1.17	Intellectual Property Rights

The Borrower has valid, full, exclusive and uncontested ownership of the Intellectual Property Rights of which it is the owner and there are no Constraints on them, other than the Admitted Constraints (including those operating pursuant to the law).) The Borrower has valid, full, exclusive and uncontested entitlement with respect to the Intellectual Property Rights used by it.

10.1.18	Insurance

(a)

The borrower has taken out adequate insurance policies against the risks normally covered by companies operating in the borrower’s sector in respect of the assets and property owned and/or used by each of them, the business carried out, and the employees.

(b)

All insurance policies entered into by the Borrower are currently in force and fully effective and the Borrower is not in default of the payment of any premium under any insurance policy, and has not failed to notify or submit any claim in a regular and timely manner under any insurance policy, failure to notify and/or claim which may reasonably result in and/or result in a Significant Prejudicial Event.

10.1.19	Centre of Primary Interest

For the purposes of Regulation EC/1346/2000 on cross-border insolvency proceedings, the Borrower declares that its primary centre of interest (as defined in Article 3(1) of the aforementioned Regulation EC/1346/2000) is located in Italy and none of said companies has branches or “establishments” (as defined in Article 2(h) of Regulation EC/1346/2000) in another country.

10.1.20	Financial assistance

The Borrower represents and warrants to the Lender that no amount disbursed under this Agreement is or will be used for the purpose of carrying out transactions for the purchase or subscription of the Lender’s shares (or other instruments that allow the purchase or subscription of the Lender’s shares) in breach of Article 2358 of the Italian Civil Code (or any other legislation applicable from time to time regarding the prohibition of financial assistance), including through subsidiaries, trust companies or third parties. The Borrower acknowledges that the Lenders have implemented internal procedures and regulations to ensure compliance with the applicable legislation regarding the prohibition on financial assistance.

10.2	Extension of validity of representations and warranties

The representations and warranties referred to in this Article X (Representations and Warranties) (with the exception of Unrepeated Statements, which must be true, complete, correct and accurate at the Date of Signing, at the date of sending the Request for Use relating to the Amount and at the first Date of Use) must also be true, accurate, complete and correct (a) on the date of each Request for Use, (b) on each Date of Use, (c) on the Date of First Closing and the Date of Second Closing, (d) on the date of stipulation of each Financial Document and (e) on the first day of each Interest Period, on each date with reference to the circumstances existing at the time in which they are rendered and/or repeated.

ARTICLE XI - INFORMATION REQUIREMENTS

11.1	Information obligations

The obligations assumed by the Borrower, which are deemed to have been assumed pursuant to Article 1381 of the Italian Civil Code also on behalf of the companies of the Group, the companies of the Target Group and/or the Shareholders, where so provided, pursuant to this Article XI (Disclosure Obligations), shall remain in force from the Date of Signature and until all the claims for the Lender’s credit have been settled pursuant to the Financial Documentation.

11.2	Balance sheets

The Borrower shall deliver to the Lender:

(i)

the annual statutory financial statements of the Borrower, duly approved, accompanied by the explanatory notes and the report of the directors and, where applicable, of the board of statutory auditors, as well as the certification report of the independent auditors, within 30 (thirty) calendar days of their approval, but in any case no later than 150 (one hundred and fifty) calendar days from the end of the financial year to which the financial statements refer;

(ii)

as of the financial year that ends on 31 December 2017, the annual consolidated financial statements of the Borrower, duly approved, accompanied by the explanatory notes and the report of the directors and, where applicable, of the board of statutory auditors, as well as the certification report of the independent auditors, within 30 (thirty) calendar days of their approval, but in any case no later than 150 (one hundred and fifty) calendar days from the end of the financial year to which the financial statements refer;

(iii)

where it has been drawn up, the consolidated and non-consolidated half-yearly financial statements of the Borrower, duly approved, within 30 (thirty) calendar days of their approval, but in any case no later than 120 (one hundred and twenty) calendar days from the expiry of the half-year to which the financial statements refer;

(iv)	as soon as available and in any event within 30 (thirty) calendar days of the date of approval, updates to the Business Plan approved by the Board of Directors of the Borrower.

11.3	Statement of Compliance

The Borrower shall send to the Lender, together with each annual financial statement delivered in accordance with Article 11.2 (Financial Statements), a Statement of Compliance confirming compliance with the Financial Parameters, signed by the Chairman of the Board of Directors of the Borrower, together with a report from the Independent Auditors on said Statement of Compliance.

11.4	Information

11.4.1	The Borrower shall provide the Lender with a copy of the Borrower’s current ledger of shareholders within 5 (five) Business Days of such request.

11.4.2

Without prejudice to the obligation of prior consent referred to in Article 13.2.6 (Extraordinary Transactions) of this Agreement, the Borrower shall provide in writing to the Lender, within 10 (ten) Business Days of receipt of such request, the information reasonably required in relation to the Target Group companies and concerning the extraordinary transactions which they intend to carry out or have carried out.

11.4.3

The Borrower shall promptly inform the Lender of the occurrence of any Significant Prejudicial Event, Acceleration Event and/or Potential Acceleration Event of which it is aware and, upon receipt of a written request to that effect from the Lender, the Borrower shall confirm to the Lender that, without prejudice to what has been notified to the Lender, or as notified in such confirmation, no Acceleration Event and/or Potential Acceleration Event has occurred and is persistent or, if an Acceleration Event and/or Potential Acceleration Event is in progress, it shall specify the event and the steps, if any, to be taken in order to remedy it.

11.5	Litigation

As soon as the Borrower becomes aware of this, it shall promptly inform the lender of any measure of any nature and/or any claim or action threatened in writing or brought by a third party against any company of the Target Group that determines or could reasonably determine a Significant Prejudicial Event, as well as of any application for admission to Insolvency Proceedings.

ARTICLE XII - FINANCIAL OBLIGATIONS

12.1	Financial obligations

(i)	Throughout the duration of the Loan Agreement, the Borrower undertakes to comply with the following financial parameters:

(i)

NFP/EBITDA Ratio: for each Reference Date (indicated in the left column of the table below), the NFP/EBITDA Ratio shall not be greater than or equal to the maximum value indicated in relation to the relevant Reference Date in the right column of the table below:

Reference Date	Debt Cover
31 December 2017	≤ 2.0x
31 December 2018	≤ 1.9x
31 December 2019	≤ 1.8x
31 December 2020	≤ 1.7x
31 December 2021	≤ 1.7x

(ii)	NFP/Equity Ratio: on each Reference Date, the NFP/Equity Ratio shall not be greater than or equal to 1.3x.

12.2	Verification of Financial Parameters

(a)	In respect of each Reference Date, compliance with the Financial Parameters shall be verified in relation to the twelve-month period immediately preceding such Reference Date (the “Reference Period”).

(b)

Irrespective of what is stated in the Statement of Compliance, the verification of the Financial Parameters on each applicable Reference Date shall take place, in respect of each Reference Date, on the basis of the consolidated economic and asset situation of the Borrower, pro forma without the inclusion of Target, to be delivered to the Lender on such Verification Date in accordance with Article 11.2 (Financial Statements), paragraph (i) of this Agreement.

(c)

Compliance with the Financial Parameters shall be confirmed by the delivery of the relevant Statement of Compliance in accordance with Article 11.3 (Statement of Compliance) of this Agreement signed by the persons referred to therein.

(d)

It is hereby understood that the Transaction’s Financial Debt and the changes, positive or negative, in the calculation of the fair value of the Significant Hedging Derivatives will not be included in the calculation of the Financial Parameters.

12.3	Equity Cure

(a)

In the event of non-compliance with one or more of the Financial Parameters on a Reference Date, where such non-compliance can be remedied, it may be remedied on the relevant Verification Date by means of an Equity Contribution and/or a Shareholders’ Loan, of an amount sufficient to ensure that, if such Equity Contribution and/or Members’ Loan had been made before the Reference Date, the threshold of the Financial Parameter and/or the Financial Parameters would not have been breached (“Equity Cure”), provided that this does not lead in any event to a Change in control.

(b)	The Equity Cure remedy referred to in the preceding paragraph can be applied no more than 2 (two) times during the life of the Loan.

(c)

The Borrower shall prove that the threshold for the Financial Parameter and/or Financial Parameters not complied with has been met and that the Equity Contribution and the Equity Cure comply with the requirements set out in paragraphs (a) and (b) above, by delivering the Statement of Compliance, signed by one of its directors and accompanied by a report from the Independent Auditors appointed to certify the related accounting documents, confirming the compliance of the calculations and indications contained in such Statement of Compliance with the limits and calculations permitted under the applicable professional standards, as well as giving evidence of the Equity Contribution made for the purposes of the Equity Cure.

(d)	The Equity Contribution referred to in paragraph (a) above shall be deducted from the Net Financial Position for the purposes of calculating the relevant Financial Parameter.

ARTICLE XIII - OBLIGATIONS OF THE BORROWER

For the purposes of this Agreement and for the duration of this Agreement and until all of the Lender’s claims have been discharged pursuant to the Financial Documentation, the Borrower undertakes, for itself and, where specified, for the companies of the Group, for the companies of the Target Group and/or for the Shareholders, also pursuant to and for the purposes of Article 1381 of the Italian Civil Code, to comply strictly with all the obligations provided for in Article XIII (Obligations of the borrower) of this Agreement.

13.1	Obligations to act

13.1.1	Status

(i)	The Borrower shall do, and ensure any other company of the Target Group does, what is necessary to preserve its legal status, and shall do what is necessary to obtain and maintain fully valid and effective all authorisations, approvals, licences, consents and exemptions of a governmental or other nature required by the laws of the country where each such company was incorporated in order to enable it to carry out its business legally.

(ii)

The Borrower shall do, and ensure any other company of the Target Group does, what is necessary to obtain, maintain and preserve the validity and effectiveness of its rights including, inter alia, contracts, concessions, tenders, consents and other rights that are necessary for the performance of its business and to fulfil its obligations under the Financial Documentation and/or the Transaction Documents.

13.1.2	Compliance with the law

(i)

The Borrower shall comply, in all material respects, with all applicable laws, in relation to its own assets or to the business carried out, the failure to comply with which may result in a Significant Prejudicial Event.

(ii)	The Borrower shall comply, in all material respects, with the collective labour agreements and all applicable laws regarding work, health, hygiene and safety in the workplace.

13.1.3	Taxes and contributions

(i)

The Borrower shall regularly and promptly pay to the competent authorities, at their respective deadlines, all taxes, withholding taxes and social security contributions (including penalties and interest) due, including taxes, duties and governmental charges.

(ii)

The Borrower shall properly and accurately prepare and file(i.e., such as to reflect all relevant tax and social security obligations), within the time limits and in the manner prescribed by applicable law, all tax returns, other tax returns and documentation relating to social security contributions to be filed by each of them.

13.1.4	Safeguarding assets

The Borrower must maintain and preserve all the assets necessary for the performance of its business in good condition and in ordinary condition, except for normal wear and tear.

13.1.5	Insurance

(i)

The borrower shall take out and maintain valid, effective and binding insurance policies relating to its employees, to each of the assets owned and/or used by it, and to its business, from leading insurance companies, according to standards in line with the practice for similar companies.

(ii)	The Borrower shall promptly comply, in all material respects, with the terms and conditions of all insurance policies.

13.1.6	Guarantees

(i)

The Borrower shall, at its own expense, take all necessary steps to perfect and/or protect the Borrower’s rights as set out in the Financial Documentation, and to preserve the guarantee rights that any document forming part of the Financial Documentation has intended to establish or prove, without prejudice to the fact that the Borrower will comply with and promptly carry out all reasonable instructions and directives received from the Lender in this regard.

(ii)	The Borrower shall not carry out and shall refrain from carrying out any activity which may prejudice the rights of the Lender arising from the Financial Documentation.

13.1.7	Certification

The borrower shall have its annual statutory financial statements and, as from 31 December 2017, its annual consolidated financial statements certified by Independent Auditors.

13.1.8	Clause of Pari Passu

Without prejudice to the privileges that arise ex lege, any payment obligation arising from the Financial Documentation must be placed at least at the same level with respect to the rights of all other unsecured and non-secured creditors of the borrower.

13.1.9	Intellectual Property

The Borrower shall retain full and exclusive ownership of the Intellectual Property Rights of which it is the owner. The Borrower undertakes to comply, exactly and promptly, with all contractual and legal provisions relating to Intellectual Property Rights that are necessary or otherwise useful for the performance of its business as currently conducted.

13.1.10	Date of First Closing and Date of Second Closing

The Borrower will have to make sure that:

(i)	on the Date of First Closing:

a.

at the same time, (a) the Initial Consideration from the Loan is paid in full by the Borrower to the Sellers, and (b) the Borrower becomes the owner of 51% of the share capital of Target; or, alternatively, if at the Date of First Closing the Authorisation has not yet been obtained,

b.

at the same time (a) the Initial Consideration First Instalment is paid in full from the Loan by the Borrower to the Sellers and (b) the Borrower becomes the owner of 49% of the share capital of Target;

(ii)

if, on the Date of First Closing, no Authorisation has been by the Borrower, within 30 (thirty) Business Days from the Date of Authorisation, at the same time (a) the Borrower shall pay the Sellers the Initial Consideration Second Instalment from the amount of the Loan available at the time and (b) the Borrower becomes the owner of 2% of the share capital of Target; and

(iii)

at the Date of the Second Closing, at the same time, (a) the Second Shareholding Consideration is paid in full by the Borrower to the Sellers from the amount of the Loan available at the time and (b) the Borrower becomes the owner, among other things, of 27.9% of the share capital of Target.

13.1.11	Documents of the Transaction

The Borrower undertakes (i) to fulfil, and to ensure that Target and/or each Shareholder and any other party diligently fulfils the obligations undertaken pursuant to the Transaction Documents; (ii) where appropriate, to undertake, and to ensure that Target and/or each Shareholder diligently and strictly undertake the necessary initiatives for the protection of its rights pursuant to the same documents; and (iii) to respect, and to ensure that Target and/or each Member respects, in all material respects, all applicable laws in relation to the Transaction.

13.1.12	Hedging Agreements - Right to match

(i)	The Borrower undertakes to enter into Hedging Agreements to cover the risk relating to the Interest Rate of the Loan, in accordance with the provisions of the Letter of Hedging Strategy.

(ii)	The Borrower acknowledges that the Initial Lender has not undertaken any obligation to enter into any Hedging Agreement with the Borrower in relation to the Loan.

(iii)

In view of the underwriting of the Loan by the Initial Lender, the Borrower grants the Initial Lender a pre-emptive right in relation to (a) the hedging transactions against fluctuations in interest rates and/or exchange rates entered into by the Borrower in the course of its business and/or (b) the structuring of the Listing (the transactions under (a) and (b), together, being the “Significant Transactions”) to be exercised under the following terms and conditions:

(a)	within 15 (fifteen) Working Days from the invitation of the Borrower, the Lender shall send the Borrower its proposal for Significant Transactions;

(b)

within 10 (ten) Working Days of the Lender’s proposal, the Borrower may also promptly notify the Lender (the “Significant Transaction Communication”) of any solicitation made or expression of interest received from a Third Party Offeror for the Significant Transactions, indicating in detail their terms and conditions, and may not enter into the Significant Transaction with the Third Offeror if the Lender has communicated in writing to the Borrower, within 5 (five) Business Days from the date of receipt of the Significant Transaction Communication, its intention to exercise its pre-emptive right and enter into the Significant Transaction under the same conditions as those offered by the Third Offeror;

(c)

in the event that no Significant Transaction Notices of Third Party offers have been received within 15 (fifteen) Business Days of the Initial Lender’s proposal under point (a), or the Initial Lender has exercised the option under point (b), the Borrower shall finalise the Significant Transaction with the Lender (in the case under (b) under the same conditions as those offered by the Third Party Offeror or in the case under (a) under the conditions proposed by the Lender).

The Borrower acknowledges that the Lender has not undertaken any obligation to conclude any Significant Transaction with the Borrower.

13.2	Obligations not to act

13.2.1	Modifications of Articles of Association

The Borrower shall not make any changes, modifications or additions to its articles of association and/or articles of incorporation that are (i) related to its corporate purpose; and/or (ii) such as to substantially modify the business carried out by the Borrower, and/or (iii) related to the transfer of the registered office abroad, it being understood that no changes, modifications or additions that entail a Significant Prejudicial Effect may be made.

13.2.2	Change of business

The Borrower shall not cease or make any substantial changes, and shall ensure that Target does not cease or make any substantial changes, to its business as conducted on the Date of Signing. The Borrower shall not enter into, and shall ensure that no Shareholder enters into, shareholder agreements in relation to Target, or similar commitments.

13.2.3	Changing Accounting Principles

The borrower shall not change, and shall not cause any of the other companies belonging to the Group to change, the Accounting Principles, significant accounting and drawing up practices and/or the reporting periods under which the related financial statements and accounting documents are drawn up as of the Date of Signature, it being understood that the adoption of the IAS by the Borrower and the companies of the Group will be allowed on condition that changes to the financial definitions in Article 1.1 (Definitions) deemed necessary or appropriate for the Lender, in the light of the current financial obligations, for the verification of the Financial Parameters are agreed in advance and in good faith between the Parties.

13.2.4	Capital reduction

Unless required by law, the Borrower will not reduce its share capital, without prejudice to the Borrower’s undertaking to cover losses in excess of the limits indicated in articles 2446, 2447 or 2482bis or 2482ter of the Italian Civil Code through the use, inter alia, of reserves or shareholder loans that shall be converted into equity items, or by requesting payments to cover losses from its shareholders, or via irrevocable and unconditional capital contributions.

13.2.5	Distributions

(a)

The borrower undertakes not to approve or distribute any dividend, nor to redeem, repurchase, return or repay capital contributions, nor to approve or make Distributions unless any of the following conditions are met:

(A)

taking into account the leverage ratio as of the Verification Date immediately prior to the date of the Distribution, indicated in column I (leverage ratio) of the table below, as from the Verification Date relating to 31 December 2017 (inclusive), the Borrower decides to distribute operating profits for an amount corresponding to the percentage indicated in column 2 (Distribution (%) of the table below:

Leverage Ratio	Distribution (%)
LR < 0.0x	30%
LR < -0.3x	80%

(B)	the prior written consent of the Lender is obtained.

(b)

The Borrower shall ensure that Target and each other company in the Group shall not approve or distribute any dividend or redeem, repurchase, return or repay any capital contributions or approve or make any Distribution to any third party other than the Borrower.

(c)

The borrower undertakes to set aside as a capital reserve an amount equal to at least 50% of the Distributions received during a financial year for any reason by Target and/or the other companies of the Group.

13.2.6	Extraordinary transactions

Except for: (1) the Permitted Acquisitions, (2) the transformation into a joint-stock company under Italian law of the Borrower, and (3) the capital increases of the Borrower that do not result in a Change of Control, the Borrower may not decide and implement, without the prior written consent of the Lender, which shall not be unreasonably withheld:

(a)	transactions that entitle the relevant shareholders to exercise their right of withdrawal from the relevant company;

(b)	separations, demergers, spin-offs, contributions and assignments of companies and/or business units;

(c)	mergers or acquisitions of own shares;

(d)	acquisitions or assignments of companies;

(e)	liquidation (including voluntary liquidation);

(f)

assets allocated to a specific transaction pursuant to Article 2447-bis et seq. of the Italian Civil Code, and financing allocated to a specific transaction pursuant to Article 2447-decies of the Italian Civil Code;

(g)	issuances of financial instruments, excluding financial instruments issued in the context of stock options or other incentive plans;

(h)	capital reductions, except for capital reductions required by law; and

(i)	other transactions having equivalent economic effects to those referred to in the preceding points.

13.2.7	Financial indebtedness

(a)

For the entire duration of the Loan, the Borrower undertakes not to assume medium/long-term Financial Indebtedness, unless (i) both Financial Parameters are respected or (ii) where the Financial Parameters are not respected, the prior consent of the Lender is given.

(b)

In any event, the Borrower may take on: (i) Short-term financial indebtedness relating to the disinvestment of receivables for working capital requirements or the issue of new bank/insurance sureties to meet ordinary business needs (such as, for example, but not limited to, refunds of VAT credits, bid bonds, advance bonds and performance bonds); and (ii) Transaction Financial Indebtedness and Significant Hedging Derivatives.

13.2.8	Prohibition of creating Restrictions

Except for the prior written consent of the Lender and subject to the Admitted Constraints and, to the extent necessary, the Additional Bank Guarantees, the Borrower:

(a)	shall not create or allow any Constraints on its assets (present and future), expressly including pre-emptive rights and/or preferential rights over its claims (present and future); and

(b)

shall not grant Restrictions on its assets and/or guarantees to third parties in their capacity as lenders of a Financial Debt, unless similar Restrictions and/or guarantees are simultaneously granted in favour of the Lender in relation to the Loan.

13.2.9	Assignment Actions

Unless with the prior written consent of the Lender, the Borrower shall not engage in any act of sale, assignment, transfer or usufruct (through the execution of one or more transactions or a series of transactions, whether related or not), involving shareholdings held in any company of the Group and/or company and/or business branches and/or other assets of the relevant company of the Group except for the Permitted Assignment Actions. For the sake of clarity, the Permitted Assignment Actions do not include assignments, in one or more instalments, of the shareholdings held by the borrower in Target that involve a change of control.

13.2.10	Derivative or currency transactions

Without prejudice to Article 13.1.12 (Hedging Agreements - Right to match) above, the Borrower shall not engage in derivative and currency transactions that do not relate to its core business and, in any event, are of a speculative nature and/or purpose.

13.2.11	Changing the financial year

The borrower undertakes not to change its financial year.

13.2.12	Changing Transaction Documents

(a)

With reference to the Transaction Documents delivered by the Borrower to the Lender on the Date of Signature, the Borrower shall not (i) amend or supplement the Transaction Documents as delivered on that date; (ii) shall not withdraw from, terminate or cause any company of the Target Group to withdraw from or terminate the Transaction Documents and (iii) shall not enter into and cause any company of the Target Group to enter into contracts, other than the Transaction Documents, with all or some of the Sellers, its subsidiaries, affiliates or related parties.

(b)

The Borrower shall not waive and shall not cause any company of the Target Group to waive any of its rights and actions under the Transaction Documents, as delivered by the Borrower to the Lender on the Signing Date, and shall exercise such rights and actions in such a way as not to affect the Lender’s credit claims, as reasonably agreed in advance with the Lender.

13.2.13	Loans to third parties

(a)

The borrower shall not grant any financing or loans to third parties (other than Group companies) or give guarantees of a personal nature as a guarantee of Financial Indebtedness assumed by third parties

(other than Group companies) or otherwise be an active party pursuant to any Financial Indebtedness, except for (i) financing or loans granted to Group companies, for a total maximum amount, during the same financial year, of Euros 800,000.00 (eight hundred thousand/00), (ii) for the Additional Bank Guarantees and (iii) when the prior written consent of the Lender is obtained.

(b)

Subject to the prior written consent of the Lender, the borrower shall ensure that no company in the Group (other than the Borrower) provides any financing to any third party (other than a company in the Group), or provides personal guarantees (to any person other than a company in the Group) or is an active party in any Financial Indebtedness, except for the Admitted Constraints.

13.2.14	Shareholders’ loans

The Borrower undertakes:

(a)	to ensure that any shareholder loan granted and/or disbursed in its favour by any Shareholder is a Shareholder Loan within the meaning and for the purposes of this Agreement; and

(b)

to sign, and to ensure that each Shareholder financing a Shareholder Loan signs, at the same time as signing the documentation relating to the Shareholder Loan, the subordination agreement with the Lenders, subject to the prior approval of the Lenders, as defined in the definition of Shareholder Loans.

ARTICLE XIV - EXPIRY EVENTS, TERMINATION EVENTS AND WITHDRAWAL EVENTS

14.1	Expiry Events

14.1.1	Operation of the acceleration clause

It is expressly agreed that the occurrence of any circumstance referred to in Article 1186 of the Italian Civil Code, to which each of the following events is conventionally deemed as equivalent, with the effects referred to in Article 14.1.3 below (Return of the Loan), shall constitute a cause for operation of the acceleration clause for any term established in this Agreement:

(a)

(i) the calling or meeting of the competent corporate body of any of the companies of the Target Group to approve the submission of an application for admission to any Insolvency Proceedings with respect to a company of the Target Group or (ii) the calling or meeting of the corporate body of any of the companies of the Target Group to approve the liquidation, dissolution or other procedure having similar effects to the procedures indicated above;

(b)

the submission by a third party of an application for the admission of any company of the Target Group to (i) any bankruptcy proceedings or (ii) liquidation or dissolution proceedings, or to any other procedure having similar effects to the procedures indicated above, unless the following circumstances occur together, in the reasonable opinion of the Lender, (a) such request is challenged diligently and in good faith, with appropriate legal remedies and with a reasonable chance of success, and (b) in any event, such request is rejected, withdrawn, shelved (including by means of an act of desist) or declared inadmissible within 90 (ninety) calendar days from the date of submission of the request;

(c)

the performance by a company of the Target Group and/or the Shareholders of any formal act (other than those referred to in points (a) and (b) above) upon the opening of any Insolvency Proceedings against a company of the Target Group or for the purpose of subjecting any company of the Target Group to liquidation (including voluntary liquidation), dissolution or other proceedings having similar effects to those indicated above;

(d)

the calling and/or meeting of the competent corporate body of any company of the Target Group to examine the possibility of assigning assets to its creditors pursuant to articles 1977 et seq. of the Italian Civil Code, or the restructuring of Financial Indebtedness other than that referred to in point (vii) of the definition of “Financial Indebtedness” (even if only in part) of the Borrower or of any company of the Target Group by means of agreements, withdrawals, consolidations, payment deferrals and/or settlement operations;

(e)	any security given to the Lender under the Financial Documentation becomes void or voidable or invalid or ineffective;

(f)	a company of the Target Group is in a State of Insolvency or is subject to insolvency, liquidation and/or dissolution proceedings.

14.1.2	Effectiveness of the operation of the acceleration clause

The Lender shall inform the Borrower of its intention to exercise the rights set out in Article 14.1.1 (Operation of the acceleration clause) by a notice sent to the borrower by facsimile or registered letter with acknowledgement of receipt and the operation of the acceleration clause of this Agreement shall become immediately effective upon receipt of the Lender’s notice by the Borrower.

14.1.3	Repayment of the loan

On the date on which the operation of the acceleration clause becomes effective pursuant to Article 14.1.2 (Effectiveness of the acceleration clause) of this Agreement:

(a)	the Total Commitment shall be immediately and automatically withdrawn and cancelled; and

(b)

the Borrower shall immediately reimburse to the Lender the amount disbursed to it but not yet repaid, together with accrued interest and interest on arrears, until the day of actual repayment, in addition to expenses, costs (including Repayment Costs) and fees and any other amount due under the Financial Documentation.

14.2	Termination Events

14.2.1	Termination

Subject to any remedy permitted under applicable law and subject to the provisions of Article 14.2.2 below (Effectiveness of termination), this Agreement shall be automatically terminated, on the initiative of the Lender, pursuant to Articles 1454 and/or 1456 of the Civil Code with the effects referred to in Article 14.2.2 below (Effectiveness of Termination) on the occurrence of any of the following circumstances:

(a)

the Borrower does not promptly pay any amount owed by it under this Agreement and/or the other Financial Documentation in the terms and manner specified, as the case may be, in this Agreement or the other Financial Documentation, unless such non-performance is due to technical impossibility not to be blamed on the Borrower to forward the relevant funds, in which case the non-performance shall be remedied on the third Business Day following the date on which the relevant payment was due;

(b)	Credit Line A or Credit Line B is used, in whole or in part, for a purpose other than that referred to in Article 2.2 (Purpose) of this Agreement;

(c)

at any time any of the obligations set out in Articles II (Loan), 7.2 (Mandatory early repayment of the Loan), 11.2 (Balance sheets) (i), XII (Financial Obligations) and XIII (Obligations of the Borrower) (other than the obligations set out in Articles 13.1.2 (Compliance with the Law), 13.1.3 (Taxes, duties and contributions), 13.1.4 (Safeguarding of assets), 13.1.5 (Insurance) and 13.1.9 (Intellectual Property) which are therefore deemed to be included in paragraph (d) below) of this Agreement and/or any other obligation provided for in the Guarantee Agreements, is not properly and promptly performed;

(d)	at any time any obligation under this Agreement (other than those referred to in paragraph (c) above) and/or the other Financial Documentation is not properly and promptly performed and such breach, if it is can be remedied, is not remedied within 10 (ten) Business Days from the earlier of the dates on which the Lender notified the borrower of the breach and the date on which the Borrower became aware of such breach;

(e)

any of the representations and warranties made or to be deemed expressly repeated by the Borrower and/or any other Target Group company and/or any Shareholder in this Agreement or in the remaining Financial Documentation or in any attachment thereto or any other document, certificate or statement delivered by it under the Financial Documentation was or appears to have been unfulfilled, untruthful, inaccurate, inaccurate or materially misleading at the time it was made or deemed to have been repeated.

14.2.2	Effectiveness of the termination

Without prejudice to any time limits for remedying the breaches provided for in Article 14.2.1 above (Termination), the Lender will inform the Borrower of its intention to exercise its right to terminate this Agreement in accordance with Article 14.2.1 (Termination) of this Agreement by means of a notice sent to the Borrower by facsimile or registered letter with acknowledgement of receipt. The termination of this Agreement shall take effect on the fifteenth Business Day following the date of receipt by the Borrower of the Letter of Formal Notice from the Lender or, in the case of termination pursuant to Article 1456 of the Italian Civil Code, on the date on which the Borrower receives the notice from the Lender.

14.2.3	Repayment of the Loan

On the date on which termination becomes effective pursuant to Article 14.2.2 (Effectiveness of termination) of this Agreement:

(a)	the Total Commitment shall be immediately and automatically withdrawn and cancelled; and

(b)

the Borrower shall immediately reimburse to the Lender the amount disbursed to it and not yet repaid, together with accrued interest and late payment interests up to the date of actual repayment, plus expenses, costs (including Repayment Costs) and fees and any other amounts due under the Financial Documentation.

14.3	Withdrawal Events

14.3.1	Withdrawal

Without prejudice to the events referred to in this Article 14.3.1 (Withdrawal) being considered as Acceleration Events pursuant to Article 1186 of the Civil Code, and without prejudice to the provisions of Article 14.3.2 below (Effectiveness of withdrawal) it is expressly agreed that the Lender may terminate this Agreement pursuant to Article 1845 of the Civil Code, with the consequences provided for in Article 14.3.3 (Repayment of Loan) on the occurrence of any of the following circumstances, and the Parties expressly agree that any of the events provided for in this Article 14.3.1 (Withdrawal) shall be deemed to constitute just cause for the purposes of Article 1845 of the Civil Code, and that the Borrower waives any defence or claim in this respect:

(a)

at any time any obligation under this Agreement and/or the other Financial Documentation is not properly and promptly performed by the Shareholders or the relevant parties (other than the Lender and the Borrower) and such non-performance, if it can be remedied, is not remedied within 20 (twenty) Business Days from the earlier of the date on which the Lender gave notice of non-performance to the Borrower and the date on which the Borrower became aware of such non-performance

(b)	any of the representations and warranties made or to be deemed expressly repeated by a Target Group company and/or any Shareholder in this Agreement or in the remaining Financial Documentation or in any attachment thereto or any other document, certificate or statement delivered by it under the Financial Documentation was or appears to have been unfulfilled, untruthful, inaccurate, inaccurate or materially misleading at the time it was made or deemed to have been repeated.

(c)	any Distribution has been approved by any of the corporate bodies of the Borrower in breach of the provisions of Article 13.2.5 (Distributions);

(d)

the borrower or any other company of the Target Group ceases to carry out the business it currently carries out, or commences a business that is substantially different from those referred to in its current corporate purpose;

(e)	the Acquisition is invoked or is found to be invalid and/or non effective, unlawful or the Acquisition cannot be carried out, for whatever reason;

(f)	breach and/or default by the Borrower and/or any Shareholder and/or Target and/or any of the Sellers and/or any other person of any of the obligations set out in the Transaction Documents;

(g)

The borrower and/or any Target Group company is formally requested in writing by the relevant creditor(s) to repay the loan before the original due date following a declaration of an acceleration event and/or termination and/or withdrawal by such creditor(s), or following a declaration of the occurrence of a termination condition by the relevant creditor(s) or otherwise (including compulsory early repayment) of any Financial Debt of the borrower and/or any company of the Target Group whose individual amount is equal to or greater than Euros 1,000,000.00 (one million/00) or several Financial Debts whose total amount - in aggregate with the amount of other Financial Debts referred to in this paragraph - is equal to or greater than 2,000,000 (two million/00) for the entire duration of the Loan;

(h)

one or more of the creditors of the borrower and/or of any company of the Target Group become entitled to claim in advance of the original due date pursuant to the provisions of the repayment of any Financial Debt (even if only in part) the amount of which is individually equal to or greater than Euro 1,000,000.00 (one million/00) or more Financial Debts the total amount of which - in aggregate with the amount of other Financial Debts referred to in this paragraph - is equal to or greater than Euro 2,000,000.00 (two million/00) for the entire duration of the Loan;

(i)

without prejudice to the provisions of this Article 14.3.1 (Withdrawal), which follows, a present and/or future guarantee issued and/or a present and/or future Constraint granted by the Borrower and/or a company of the Target Group and/or in the interest of the Borrower and/or any company of the Target Group - in an amount individually equal to or greater than Euro 1,000,000.00 (one million/00) - is the subject of a formal written request for enforcement, or when aggregated with the value of the guarantees and Constraints subject to previous enforcement requests it is equal to or greater than Euros 2,000,000.00 (two million/00) for the entire duration of the Loan;

(j)

against the borrower and/or any company of the Target Group (i) a sentence and/or other enforceable sentence (even if only provisionally) is issued to pay damages or, in any case, to pay sums in excess (or a settlement agreement is stipulated), individually considered or combined with other similar measures (including, for this purpose, any settlement agreements signed by the Borrower and/or by any company of the Target Group to prevent or put an end to a dispute) issued/decided previously in relation to the Borrower and the companies of the Target Group, for the entire duration of the Loan, of Euros 5,000,000.00 (five million/00), or in any case (ii) a sentence and/or other measure (including any settlement agreement) that causes a Significant Prejudicial Effect;

(k)

an enforcement, precautionary, monitoring, or similar measure in the relevant jurisdiction is issued against the Borrower and/or any company of the Target Group for an amount equal to or greater than, individually considered or combined with other enforcement, precautionary, monitoring, or similar measure in its relevant jurisdiction issued against the Borrower and/or any company of the Group, in excess of Euros 2,000,000.00 (two million/00);

(l)

one or more ordinary, special, arbitration, administrative proceedings, proceedings of any other nature (including, but not limited to, any proceedings instituted by the tax authorities) have been initiated against one or more companies of the Target Group or their respective assets, which may reasonably have a negative outcome and, if they have a negative outcome, give rise to, or in any event may reasonably give rise to, a Significant Prejudicial Event;

(m)

the Borrower and/or any other company of the Target Group experiences a situation as per article 2446 and/or 2447 and/or 2482bis and/or 2482ter of the Italian Civil Code and/or other applicable law and/or foreign regulations having similar purposes and/or effects, inherent to situations similar to those indicated above, unless such situation is remedied through an adequate capital increase and/or non-refundable capital payment made by the Shareholders such as to ensure the previous corporate form and share capital within 90 (ninety) days from the time the event has occurred;

(n)

the Auditing Firm, with reference to the certification report relating to the consolidated or non-consolidated period financial statements of the Borrower or of any other company of the Target Group subject to certification, issues an adverse opinion or a declaration that it is impossible to express an opinion, or does not issue a certification;

(o)

the forfeiture, termination, cancellation, nullity, non-existence, ineffectiveness and/or illegality of one or more of the Transaction Documents and/or Financial Documentation (or of one or more relevant provisions thereof) is invoked in court;

(p)

the forfeiture, termination, annulment, nullity, non-existence, ineffectiveness and/or unlawfulness of one or more of the Transaction Documents and/or Financial Documentation (or of one or more relevant provisions thereof) and/or the withdrawal from any document forming part of the Transaction Documents and/or Financial Documentation is exercised;

(q)

an action is filed for nullity, annulment, ineffectiveness in relation to a document that forms part, as the case may be, of the Transaction Documents (or one or more relevant provisions thereof) and/or of the Financial Documentation (or one or more relevant provisions thereof), or an action aimed at obtaining the termination of one of the above documents where one or more of such actions may reasonably have a positive outcome for its/their proponent;

(r)	the occurrence of an event and/or series of events and/or circumstance which gives or may reasonably give rise to a Significant Prejudicial Event;

(s)

in respect of any Reference Date, there is any failure to comply with any of the Financial Parameters set out in Article 12.1 (Financial Obligations) of this Agreement which has not been remedied in accordance with Article 12.3 (Equity Cure) to the extent and under the conditions set out therein;

(t)

by the Date of First Closing, failure to pay the Initial Consideration in relation to the First Shareholding or, where the Date of Authorisation is later than the Date of First Closing, failure to pay the Initial Consideration First Instalment in relation to the First Initial Shareholding;

(u)	where the Date of Authorisation is later than the Date of First Closing, failure to pay the Initial Consideration First Instalment in relation to the First Additional Shareholding;

(v)	by the Date of Second Closing, failure to pay the Second Shareholding Consideration in relation to the Second Shareholding; and/or

(w)

failure to complete the Acquisition of the First Shareholding on the First Closing Date or, if the Acquisition Date is later than the First Closing Date, failure to complete the Acquisition of the First Initial Shareholding on the First Closing Date;

(x)	if the Acquisition Date is later than the First Closing Date, failure to complete the Acquisition of the First Additional Shareholding within 30 (thirty) Business Days from the Authorisation Date;

(y)	failure to complete the Acquisition of the Second Shareholding on the Date of Second Closing.

14.3.2	Effectiveness of withdrawal

The Lender shall inform the borrower of its intention to exercise its right to terminate this Agreement pursuant to Article 14.3.1 (Withdrawal) by means of a notice sent to the Borrower by facsimile or registered letter with acknowledgement of receipt. Withdrawal from this Agreement shall take effect on the fifteenth Business Day following the date of receipt by the Borrower of the notice from the Lender.

14.3.3	Repayment of the loan

On the date on which the withdrawal becomes effective in accordance with Article 14.3.2 (Effectiveness of withdrawal) of this Agreement:

(a)	the Total Commitment shall be immediately and automatically withdrawn and cancelled; and

(b)

the Borrower shall immediately reimburse to the Lender the amount disbursed to it and not yet repaid, together with accrued interest and late payment interests up to the date of actual repayment, plus expenses, costs (including Repayment Costs) and fees and any other amounts due under the Financial Documentation.

ARTICLE XV - PAYMENTS

The Borrower shall make the payments provided for in the Financial Documentation into a current account indicated by the Creditor, in euros for the entire amount, without being able to proceed with any offsetting, regardless of any dispute, including judicial dispute, that may have arisen between the Lender and the Borrower and/or any dispute or objection (including for compensation) that may be or has been raised by the Borrower(solve et repete). The Lender shall be entitled to set off any and all receivables due from the Borrower under the Financial Documentation against any and all receivables (whether due or not) due from the Borrower. The Lender may refuse third-party payments.

ARTICLE XVI - FEES AND EXPENSES

16.1	Fees related to Loan

(a)

The Borrower shall pay to the Lender, on the Date of Signature, a one-off fee, in addition to any other fee provided for under the Financial Documentation, in relation to the provision of the Loan, of an amount equal to 50 basis points to be calculated on the maximum total amount of the Loan (the “Arrangement and Underwriting Fee”).

(b)

The Borrower shall pay, in respect of the Loan, a non-use fee (the “Non-Use Fee”) to be calculated by applying an annual rate of 0.75% (zero point seventy-five percent) of the applicable Margin to the amount of Credit Line A and/or Credit Line B not used by the Borrower from time to time, from the Date of Signature until the last day (inclusive) of the relevant Availability Period (or the date on which Credit Line A and/or Credit Line B, as the case may be, has been fully revoked or cancelled pursuant to this Agreement). The Non-Use Fee shall be paid in arrears (i) in any event, quarterly from the Date of Signature, (ii) on the last day of the relevant Availability Period and (iii) in any event, in the event of the full revocation or cancellation of Credit Line A and/or Credit Line B, as the case may be, on the date on which such revocation or cancellation becomes effective under this Agreement.

(c)	The Fees, once paid to the Lender, are no longer refundable. Each payment to be made in relation to Fees will be made in Euros with value on the date on which the payment is due.

16.2	Waiver fee

(a)

In the event that the Lender grants the modifications and/or waivers to the Loan requested by the Borrower, as well as in all cases where the Loan requires prior express authorisation from the Bank and the latter is granted, the Borrower shall pay the Lender a one-off fee provided for under the

Financial Documentation, for each waiver, derogation or authorisation, to be defined in good faith and according to the principle of reasonableness based on the type and substance of the request, with a minimum of Euros 5,000.00. The maximum amount is Euros 20,000.00 (the “Waiver Fee”).

(b)	Once paid, the Waiver Fee is non-refundable.

(c)	A payment to be made in connection with the Waiver Fee shall be made in Euros with value on the date on which the payment is due.

16.3)	Expenses.

The Borrower shall bear directly or, as the case may be, reimburse to the Lender, without exception and within the period specified by the Lender, any amount, fee (including notarial and legal fees) and expenses related to the Loan and the Financial Documentation, for their drawing up, negotiation and performance, for any modification of the Financial Documentation, for the exercise of the protection of the rights of the Lender based on them, for the granting of consents and/or authorisations or waivers to assert rights. It is understood that the Borrower hereby authorises the Lender to withhold all amounts due by way of expenses, fees, costs, duties and taxes under this Agreement from the Amount paid to the Borrower under this Agreement.

ARTICLE XVII - ASSIGNMENT OF RIGHTS AND OBLIGATIONS

17.1	Assignment of rights and obligations

17.1.1

The Borrower may not assign or transfer any of its rights and/or obligations under this Agreement. No entity (other than the Borrower) shall be entitled to fulfil the Borrower’s obligations under the Financial Documentation.

17.1.2

The Lender may, without the need for any consent of the Borrower, assign in whole or in part and at any time its rights, claims and/or obligations under this Agreement and/or the Financial Documentation (including as a result of subjective novation), or assign, in whole or in part, the claims against the Borrower arising from this Agreement and/or the Financial Documentation in favour of: (A) a Qualified Bank; (B) in favour of central banks belonging to the Eurosystem and/or the European Central Bank for the purpose of accessing monetary policy operations (either of the Eurosystem, including open market operations, or of another central bank), expressly including, without limitation, for the purpose of using such credits as “non-marketable assets” to be presented as collateral in favour of the Bank of Italy and/or the European Central Bank for refinancing operations granted under the “Abaco” procedure (collateralised bank assets), as governed by the regulations on “Eurosystem monetary policy instruments” in force from time to time, and/or within the framework of the eligibility procedures set out in the European Central Bank’s Guideline of 20 September 2011 (ECB/2011/14) and subsequent amendments and additions, as well as within the framework of similar procedures in force from time to time.

17.1.3

It is understood that, pending a Significant Event and/or a Potential Significant Event, the Lender may assign in whole or in part and at any time its rights, receivables and/or obligations under this Agreement and/or the Financial Documentation (also as a result of subjective novation), or assign, in whole or in part, the receivables due from the Borrower arising from this Agreement and/or the Financial Documentation even to parties other than those indicated in paragraph (a) above, without the need to request any consent from the Borrower.

17.1.4

Without prejudice to the provisions of paragraphs 17.1.2 and 17.1.3 above, the Borrower hereby undertakes, by signing the Assignment Declaration, to accept in relation to each of the aforementioned cases the assignment of the rights, claims and/or obligations by each Lender also pursuant to and for the purposes of Articles 1248 and 1273 of the Italian Civil Code applicable from time to time.

17.1.5

Any Tax, charge, cost and expense (including those of a fiscal nature, without prejudice to Article VIII (Taxes and Fees), or notarial and/or legal ones), (A) for the assignments referred to in paragraph 17.1.2 above, shall be borne entirely and exclusively by the Transferee Lender; and (B) for the assignments referred to in paragraph 17.1.3 above, shall be borne entirely and exclusively by the Borrower.

17.2	Special cases

17.2.1

Notwithstanding any other provision of this Agreement, the Lender may, at any time and without the need to obtain the consent of the Lender or any third party, assign in whole or in part and/or pledge its claims against the Borrower under this Agreement for the benefit of central banks (including, but not limited to the banks of the Eurosystem and the European Central Bank) for the purpose of access to monetary policy operations (both of the Eurosystem - including, but not limited to, open market operations - and another central bank).

17.2.2

Without prejudice to the provisions of the preceding paragraph, the Borrower hereby accepts, in relation to the aforementioned cases, the assignment of rights, receivables and/or obligations by the Lender also pursuant to and for the purposes of Article 1248 of the Italian Civil Code, and undertakes to confirm in writing, as far as necessary and where reasonably deemed necessary by the Lender, such acceptance at the request of the Lender. It is also understood that Article 18.7 (Confidentiality) of this Agreement shall not apply to any information which the Lender considers appropriate in relation to the Borrower, the Target Group and the Financial Documentation and which it intends to communicate to (i) any central bank (including but not limited to any central bank which is a member of the Eurosystem or to the European Central Bank) for the purpose of gaining access to monetary policy operations (whether of the Eurosystem - including, but not limited to, open market operations - or of any other central bank) as the transferee or potential transferee of the claims arising under this Agreement pursuant to this Article 17.2(Special cases) and (ii) to rating agencies or suppliers of ratingtools.

17.3	Dissemination of information

Notwithstanding the provisions of Article 17.1 above (Assignment of rights and obligations), the Lender shall have the right to provide to any Body to which disclosure of information is required by law and/or to any public and/or independent authority such information relating to the Agreement, the Financial Documentation, the business of the Borrower and/or the business of any of the Target Group companies as they reasonably deem necessary, provided that the Body to which the information is to be disclosed (except public authorities) has entered into (prior to disclosure) a commitment of confidentiality to the reasonable satisfaction of the Borrower and the Lender.

It is understood that the Borrower hereby authorises the Lender to publish press releases in relation to the Transaction in accordance with a text defined by mutual agreement before its publication.

ARTICLE XVIII - MISCELLANEOUS PROVISIONS

18.1	Solidarity in mandatory relationships

The obligations arising from this Agreement are assumed by the Borrower under the clause of solidarity and indivisibility towards his successors and assigns, who will all be subject to the means of enforcement provided by law.

18.2	Benefit of the Agreement

This Agreement is valid and binding and creates and will create rights and obligations in favour of the Parties and their successors or assigns in any capacity.

18.3	Changes and tolerances

The Financial Documentation may be modified and the waiver of any right and/or claim provided for therein may only be made by a deed signed by persons who have the necessary powers of representation of the Parties, and shall be effective only with respect to such events or clauses, and may not in any way be extended to other events or clauses or to the same clauses in relation to different events. Therefore, any tolerance, even repeated, of non-fulfilments or delayed fulfilments of the same or different contractual obligations cannot in any way be interpreted as a tacit modification of the corresponding understandings.

18.4	Essential term

The terms of this Agreement shall be deemed essential with reference to the dates and periods of time mentioned herein, to the dates and periods of time that may be changed under this Agreement or by written agreements between the Parties, except for extensions in writing granted by the Lender to the Borrower.

18.5	Proof of credit.

The statements of account, the registrations and in general the accounting results of the Lender shall always constitute full evidence in any venue and to all intents and purposes of the payable owed by the Borrower to the Lender under this Agreement, except for material errors, without prejudice to the right of the Borrower to challenge such claims after payment.

18.6	Partial invalidity

The fact that, at any time, one or more of the provisions of this Agreement is or becomes unlawful, invalid or unenforceable shall not affect the lawfulness, validity and enforceability of the remaining provisions of this Agreement to the extent permitted by applicable law.

18.7	Confidentiality

Without prejudice to Article 17.2(Special cases), each of the Parties undertakes to maintain the strictest confidentiality of any confidential information of which it becomes aware in connection with the signing or performance of this Agreement and the operations contemplated herein, unless such information is or becomes public knowledge, or its disclosure is necessary pursuant to provisions of law or regulations. However, both parties have the right to bring to the attention of the competent supervisory and/or control authority any information relating to the Borrower and/or the Target Group and/or the Loan that must be disclosed in compliance with a legal and/or regulatory obligations, as well as to communicate such information to the tax authority, including in relation to the submission of appeals.

18.8	Indemnification

Without prejudice to any other remedy that may be provided for by law, the Borrower (even after the repayment or full assignment of Credit Line A and/or Credit Line B) shall indemnify and hold harmless the Lender, as well as any of its employees, collaborators, officers, managers, employees and/or consultants in respect of any action, claim or demand of liability brought against it or ascribed to it, as well as in relation to any loss, damage or cost suffered by it, due to the failure by the Borrower to fulfil any of its obligations under the Financial Documentation, except in the case of wilful misconduct or gross negligence of the Lender.

18.9	Communications

(a) Any communication to be made under this Agreement must be made in writing and, unless otherwise stated, may be made by registered letter with acknowledgment of receipt or by fax or e-mail to the following address indicated, or to those subsequently indicated in writing by the Lender or by the Borrower:

For the Borrower:

Ubiquity S.r.l.

Via Teodosio 65

Milan

Fax: 0039 02 28 29795

e-mail: [***]

To the kind attention of: Dario Calogero (Legal Representative)

For the Lender:

UniCredit S.p.A.

Area Commerciale Milano Gae Aulenti

Lombardy Region

Via G.B. Pirelli 32

Milan

Fax: +39 02 97688107

e-mail: [****]

e-mail: corporate_milano_gae_aulenti@pec.unicredit.eu

To the kind attention of: Francesco Galuppo

(b)

Any notice under this Agreement shall be deemed to have been served on receipt at the above addresses, provided that such notice is served between 9.00 a.m. and 4.00 p.m. on a Business Day, failing which it shall be deemed to have been served the next Business Day.

ARTICLE XIX - APPLICABLE LAW AND JURISDICTION

(a)	This Agreement is governed by and construed in accordance with the laws of Italy.

(b)

Any dispute relating to the interpretation, validity, execution of, or in any way deriving from, this Agreement and/or the Financial Documentation, including for reasons of non-contractual liability, must first be the subject of an attempt at conciliation on the basis of the Mediation Regulations of the Milan Chamber of Commerce, registered with the Ministry of Justice under No. 179 of the Register of bodies appointed to manage attempts at conciliation. If the conciliation attempt fails, the dispute will be referred to the exclusive jurisdiction of the Court of Milan, without prejudice to the jurisdictions mandatorily established by the Code of Civil Procedure for precautionary and executive measures.

ANNEX C

EXISTING CONSTRAINTS

(A)	[***]

(B)	[***]

(C)	[***]

(D)	[***]

*** *** ***

If you agree with the above terms and conditions, please send us a copy of this duly signed, signifying full and unconditional acceptance.

Sincerely,

UniCredit S.p.A.

represented by:

as:

*** *** ***

For full and unconditional acceptance

/s/ Dario Leopoldo Calogero

Ubiquity S.r.l.

represented by: Dario Leopoldo Calogero

as: Chairman of the Board of Directors